EXHIBIT 2.1
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                STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

         This Stock and Membership Interest Purchase Agreement ("Agreement"), dated as of January 8, 2003, is by and among Bob Spence ("Seller"); Pick and Pull Auto Dismantling, Inc., a California corporation (the "Company"); Pick-N-Pull Auto Dismantlers, a California general partnership (the "Partnership"); Pick-N-Pull Auto Dismantlers, Stockton, LLC, a California limited liability company (the "LLC"); and Norprop, Inc., an Oregon corporation ("Buyer").

                                    RECITALS

         A. Seller is the owner of one thousand (1,000) shares of Common Stock of the Company, constituting all of the issued and outstanding shares of capital stock of the Company (the "Stock").

         B. The Company is a general partner in the Partnership, which general partnership interest constitutes the sole asset of the Company.

         C. Seller is the owner of all of the membership interests in the LLC (the "Interest").

         D. Buyer desires to purchase, and Seller desires to sell, the Stock and the Interest.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Certain Defined Terms. As used herein, the terms below shall have the following meanings:

         "2002 Adjusted Partnership EBITDA" shall mean the EBITDA of the Partnership for calendar year 2002,

                  Plus the sum of the following amounts: (1) enterprise zone tax credits attributable to the Partnership for calendar year 2002, (2) expenses incurred by the Partnership during calendar year 2002 in connection with the Facilities in Fort Worth, Texas and (3) expenses incurred by the Partnership during calendar year 2002 in connection with the eComm Litigation;

                  Minus the amount of the July through December scrap settlement of One Hundred Seventy Thousand Dollars ($170,000) with Schnitzer Steel;

                  Plus the amount of the Partnership's share of the negative EBITDA, or minus the amount of the Partnership's share of the positive EBITDA, as the case may be, of Carson City, Carson City Full Service and Newark Full Service for calendar year 2002 (for the purpose of eliminating, from the computation of 2002 Adjusted Partnership EBITDA, the Partnership's share of any EBITDA associated with Carson City, Carson City Full Service and Newark Full Service);
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all as determined in accordance with generally accepted accounting principles consistently applied, subject to adjustments for non-recurring items as mutually agreed upon by Seller and Buyer.

         "2003 Adjusted Partnership EBITDA" shall mean the EBITDA of the Partnership for calendar year 2003, subject to adjustments for non-recurring items mutually agreed upon by Seller and Buyer,

                  Plus the sum of the following amounts: (1) any cost incurred by the Partnership in calendar year 2003 in connection with employing any personnel hired by the Partnership at Buyer's request, (2) expenses incurred by the Partnership during calendar year 2003 in connection with the eComm Litigation, (3) salary earned by Bob Spence in consideration for his service during calendar year 2003 as President of the Partnership after the Closing paid pursuant to the employment agreement attached hereto as Exhibit B, (4) enterprise zone tax credits attributable to the Partnership for calendar year 2003, (5) expenses incurred by the Partnership during calendar year 2003 in connection with the Facilities in Fort Worth, Texas and (6) all individual nonrecurring items of expense in excess of Ten Thousand Dollars ($10,000) incurred by the Partnership during calendar year 2003;

                  Minus the amount of all individual nonrecurring items of income in excess of Ten Thousand Dollars ($10,000) earned by the Partnership during calendar year 2003;

                  Provided, that allocations of Schnitzer corporate expenses shall be taken into account in calculating the 2003 Adjusted Partnership EBITDA only to the extent like items and amounts (based on a level of services consistent with past practice) were allocated consistent with past practices in the comparable manner for calendar year 2002, or with the consent of the parties hereto; and

                  Provided, further, that the effects of any (i) purchase accounting adjustments and (ii) changes in environmental reserves, to the extent such reserves relate to environmental facts or conditions existing on or before the Closing Date, shall be excluded from the calculation of the 2003 Adjusted Partnership EBITDA;

all as determined in accordance with generally accepted accounting principles consistently applied.

         "2002 LLC EBITDA" shall mean the EBITDA of the LLC for calendar year 2002, determined in accordance with generally accepted accounting principles consistently applied.

          "2003 LLC EBITDA" shall mean the EBITDA of the LLC for calendar year 2003, determined in accordance with generally accepted accounting principles consistently applied.

          "Carson City" shall mean the self-service automobile dismantling and retail parts sales business owned and operated by the Partnership and located in Carson City, Nevada.

         "Carson City Full Service" shall mean the full-service automobile dismantling and retail parts sales business owned and operated by the Partnership and located in Carson City, Nevada.

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         "Closing Date" shall mean the later of (a) ten (10) calendar days after completion of the audited financial statements of the Seller Entities for fiscal year 2002, or (b) February 14, 2003, or such other date as may be mutually agreed upon in writing by Seller and Buyer; provided, however, that if the Closing Date does not occur on or before February 15, 2003 because Seller, any Seller Entity or any lessor of property on which a Facility is located, does not provide Buyer or Buyer's environmental consultants with reasonable access to any property or personnel for the purpose of conducting environmental due diligence or sampling and testing as contemplated in Section 6.4, then the Closing Date shall be the date that is ten (10) calendar days after completion of the environmental due diligence of Buyer described in Section 6.4.

         "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

         "Contract" shall mean any of the Contracts.

         "Contracts" shall mean any of the agreements, contracts, commitments or other documents of the types described in Sections 4.9.1 through 4.9.8, to which any Seller Entity is a party.

         "Disclosure Schedule" shall mean the schedules delivered by Seller to Buyer, which set forth, with respect to the Seller Entities, exceptions to the representations and warranties of Seller, the Company, the Partnership and the LLC contained in this Agreement and provide certain other information called for herein. Seller has delivered the Disclosure Schedule to Buyer and shall update it, if applicable, on or before the Closing Date, subject to Buyer's reasonable approval of any changes to the Disclosure Schedule.

         "eComm Litigation" shall mean the lawsuit brought by eComm Technologies, Inc., Case No. 01-06154WJR, in the U.S. District Court for the Central District of California, in which the Partnership is a defendant and cross-complainant.

         "EBITDA" shall mean net income before interest, income taxes, depreciation and amortization determined in accordance with generally accepted accounting principles consistently applied.

         "Effective Date" shall mean January 1, 2003.

         "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance, conditional use permit or other rights of third parties.

         "Facilities" shall mean all real property and any related facilities that are wholly or partially owned or leased by any Seller Entity.

         "Financial Statements" shall mean the following financial statements of the Seller Entities: (i) audited balance sheets at December 31, 2001, 2000 and 1999 and unaudited balance sheets at November 30, 2002 (collectively, the "Balance Sheets"); (ii) audited statements of income and shareholders' equity (collectively, the "Statements of Income") and statements of cash flow for the years ended December 31, 2001, 2000 and 1999; and (iii) unaudited Statements of Income and statements of cash flow for the eleven (11) month period ending on November 30, 2002 for the Seller Entities.

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         "Initial Company Purchase Price" means Sixty-Six Million Nine Hundred
Seventy-Three Thousand Dollars ($66,973,000).

         "Initial LLC Purchase Price" means Eighteen Million Nine Hundred Fifty-Six Thousand Dollars ($18,956,000).

         "LLC Balance Sheet Adjustment" shall mean the amount equal to: (A) the aggregate amount of cash and cash equivalents held by the LLC, minus (B) the aggregate amount owed to Seller or any third party under loans payable by the LLC; all as shown on the LLC's audited balance sheet at December 31, 2002, prepared in accordance with generally accepted accounting principles consistently applied.

         "Material Adverse Change" shall mean any change that has resulted, will result or is likely to result in a Material Adverse Effect.

         "Material Adverse Effect" shall mean a material adverse effect on the business, results of operations, financial position or prospects of the Seller Entities, which shall in any event include any adverse effect on the equity, assets, revenue or net income of a Seller Entity in excess of One Hundred Thousand Dollars ($100,000).

         "Minority Interest Debt" shall mean the aggregate amount owed to the Partnership by Seller Entities other than the Company and the LLC.

         "Newark Full Service" shall mean the full service automobile dismantling and retail parts sales business that was located in Newark, California.

         "Partnership Balance Sheet Adjustment" shall mean the amount equal to fifty percent (50%) of: (A) the sum of the following amounts: (1) the aggregate amount of cash and cash equivalents held by the Partnership plus the aggregate amount of the Partnership's share of cash and cash equivalents held by the Partnership's Subsidiaries, (2) the Partnership's share of the appraised value of the Facilities in Phoenix, Arizona, (3) the Partnership's share of the appraised value of the unused land adjacent to the Facilities in Summit, Illinois, (4) the aggregate amount owed to the Partnership by Buyer or Schnitzer Steel under accounts receivable, (5) the Partnership's share of the appraised value of the land and buildings and net book value of the working capital and other assets and liabilities of Carson City and Carson City Full Service, and
(6) the aggregate amount of any debt owed by Carson City to the Partnership; minus (B) the aggregate amount owed to Buyer or Schnitzer Steel under notes payable by the Partnership, net of the Minority Interest Debt, or any other long-term debt owed to any other party by the Partnership, exclusive of any capital lease obligations; in each case (other than appraised values) as shown on the Partnership's audited balance sheet at December 31, 2002, prepared in accordance with generally accepted accounting principles consistently applied.

         "Potential Environmental Liabilities" shall mean the aggregate potential liabilities of the Seller Entities that Buyer reasonably believes, on the basis of probabilistic risk analysis, could reasonably be expected to result in the need for remedial action due to any existing fact or condition with

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respect to any of the Facilities or compliance by any Seller Entity with any
Environmental Law, including without limitation any existing fact or condition with respect to (i) soil Contamination existing at a Facility at the time a Seller Entity became owner or occupier of the Facility site, (ii) soil Contamination that has occurred at any Facility since a Seller Entity has owned or occupied such Facility, (iii) ground water Contamination, or (iv) storm water Contamination. The parties acknowledge that Buyer is not performing Phase II environmental studies at all of the Facility sites and that Buyer will use the Phase I environmental studies provided to Buyer by Seller or obtained by Buyer and the Phase II environmental studies obtained by Buyer as representative of site conditions at all Facility sites to extrapolate, on the basis of probabilistic risk analysis, the Potential Environmental Liabilities with respect to all Facilities.

         "Potential Environmental Liability" shall mean any of the Potential Environmental Liabilities.

         "Representative" shall mean any officer, director, principal, attorney, agent, employee or other authorized representative.

         "Schnitzer Steel" shall mean Schnitzer Steel Industries, Inc., an Oregon corporation.

         "Seller Entities" shall mean the Company, the Partnership, the LLC and all Subsidiaries.

         "Seller Entity" shall mean any of the Seller Entities.

         "Subsidiaries" shall mean all corporations, partnerships, joint ventures or other entities in which the Company, the Partnership, the LLC or any Subsidiary either owns capital stock or is a partner or is in some other manner affiliated through an investment or participation in the equity of such entity.

         "Subsidiary" shall mean any of the Subsidiaries.

         "Tangible Personal Property" shall mean all the tangible personal property owned by the Seller Entities.

         "Third-Party Indemnification Obligations" shall mean the amount of any third-party indemnification obligations that inure to the benefit of any Seller Entity, and are in writing and binding on and fully enforceable against the third party and its successors and assigns with respect to specified Potential Environmental Liabilities, but only to the extent the third party is creditworthy and can reasonably be expected to honor such indemnification obligations and to have sufficient financial resources to pay such indemnification obligations when due.

2.       Purchase and Sale of Stock and Interest.

         2.1 Transfer of Stock and Interest. Upon the terms and subject to the conditions contained herein, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire on the Closing Date but effective as of the Effective Date, the Stock and the Interest.

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         2.2      Company Purchase Price. The purchase price for the Stock (the
"Company Purchase Price") shall be the Initial Company Purchase Price, less Two Hundred Fifty Thousand Dollars ($250,000), plus the Partnership Balance Sheet Adjustment (or minus, if negative), less any adjustment required under Section
2.6 to account for Potential Environmental Liabilities at the Facilities of Seller Entities other than the LLC, and is subject to post-Closing adjustment as described in Section 2.4. The Company Purchase Price shall be payable as follows:

                  2.2.1 Earnest Money. The first Five Million Dollars ($5,000,000) of the Company Purchase Price (the "Earnest Money") will be paid by Buyer to Seller on the date of execution of this Agreement in cash by wire transfer in accordance with the wire transfer instructions set forth in Exhibit
A. Buyer shall be entitled to prompt return of the Earnest Money, together with interest earned thereon at the rate of two and one-half percent (2.5%) per annum, if Buyer notifies Seller on or before the Closing Date that the Closing shall not occur as a result of (i) a failure of Seller to either (A) comply with his obligations under Section 3.2.3 or (B) close the transactions contemplated by this Agreement other than as a result of a breach by Buyer, or (ii) the existence of Potential Environmental Liabilities of more than Five Million Dollars ($5,000,000) in excess of any amount recorded on the Financial Statements, whether or not the fact or condition giving rise to such Potential Environmental Liabilities would cause any representations and warranties made herein to be inaccurate, or (iii) the failure of a landlord of one or more of the Facilities to consent to Buyer's conducting due diligence at such Facilities as contemplated in Section 6.4. If (a) Buyer does not so notify Seller, (b) Buyer thereafter refuses to close the transactions contemplated by this Agreement on the Closing Date, even though Seller is obligated to close, and (c) Seller fulfills all of the conditions precedent to the Closing and is ready, willing and able to close on the Closing Date, then Seller shall be entitled to receipt of the Earnest Money and all interest earned thereon, as full and liquidated damages for Buyer's breach and not as a penalty, and as Seller's sole and exclusive remedy for such breach by Buyer. If Buyer so notifies Seller and Seller thereafter does not promptly refund the Earnest Money and interest thereon, then from the date of Buyer's demand therefor until the date of payment to Buyer, the amounts owed hereunder shall bear interest at the rate of ten percent (10%) per annum. Seller and the Company hereby agree that from and after the date of demand by Buyer and until such time as Buyer has been paid the Earnest Money and all accrued interest in full, any distribution by either the Partnership to the Company or the LLC to Seller shall be paid to Buyer and applied to reduce the amount owed, and Seller and the Company hereby agree that Buyer shall have a right of setoff to the fullest extent permitted by law during such time.

                  2.2.2 Cash at Closing. The balance of the Company Purchase Price will be paid to Seller by Buyer by wire transfer in cash on the Closing Date in accordance with the wire transfer instructions set forth in Exhibit A attached, subject to the holdback provisions specified in Sections 2.6 or 9.4 below.

         2.3 LLC Purchase Price. The purchase price for the Interest (the "LLC Purchase Price") shall be the Initial LLC Purchase Price, less Two Hundred Thousand Dollars ($200,000), plus the LLC Balance Sheet Adjustment (or minus, if negative), less any adjustment required under Section 2.6 to account for Potential Environmental Liabilities at the Facilities of the LLC, and is subject to post-Closing adjustment as described in Section 2.5. The LLC Purchase Price shall be paid to Seller by Buyer by wire transfer in cash on the Closing Date in accordance with the wire transfer instructions set forth in Exhibit A attached, subject to the holdback provisions specified in Sections 2.6 or 9.4 below. In

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addition, at Closing Buyer shall pay to Seller in full the note payable owed by the LLC to Seller, the principal amount of which at December 31, 2002 was approximately Three Million Three Hundred Thousand Dollars ($3,300,000).

         2.4      Company Purchase Price Adjustment.

                  2.4.1 Calculation of 2003 Adjusted Partnership EBITDA. No later than February 28, 2004, Buyer shall deliver to Seller a calculation of the 2003 Adjusted Partnership EBITDA (the "Statement of 2003 Partnership EBITDA"). Buyer and Seller agree that each of them will cooperate and assist in the preparation of the Statement of 2003 Partnership EBITDA and in the conduct of the audits, reviews, inventories and inspections to be undertaken in connection therewith. The Statement of 2003 Partnership EBITDA shall be accompanied by (i) a statement signed by the President or Chief Financial Officer of Buyer, setting forth the amount, if any, by which the 2003 Company EBITDA is greater or less than the 2002 Company EBITDA, and (ii) work papers setting forth the calculations showing the basis for the determination of such amount.

                  2.4.2 Amount of Adjustment. Subject to adjustment pursuant to the resolution of any disputes in accordance with Section 2.4.3, the Company Purchase Price shall be finally adjusted as follows:

                        (i) if the amount equal to one hundred seventy-five percent (175%) of the sum of the 2002 Adjusted Partnership EBITDA, subject to any adjustment required pursuant to Section 2.6, and the 2003 Adjusted Partnership EBITDA is greater than the Initial Company Purchase Price, Buyer shall pay Seller the amount of such difference by wire transfer of immediately available funds; and

                        (ii) if the amount equal to one hundred seventy-five percent (175%) of the sum of the 2002 Adjusted Partnership EBITDA, subject to any adjustment required pursuant to Section 2.6, and the 2003 Adjusted Partnership EBITDA is less than the Initial Company Purchase Price, Seller shall pay Buyer the amount of such difference by wire transfer of immediately available funds;

provided, that in no event shall the aggregate payment by Buyer to Seller or by Seller to Buyer under this Section 2.4 and Section 2.5 exceed Twelve Million Dollars ($12,000,000).

                  2.4.3 Dispute of Statement of 2003 Partnership EBITDA. In the event that Seller, in good faith, disputes the Statement of 2003 Partnership EBITDA, Seller shall notify Buyer in a writing setting forth in detail the items, amount, nature and basis of such dispute (a "Dispute Notice"), within ten
(10) business days after delivery of the Statement of 2003 Partnership EBITDA. In the event of such dispute, Seller and Buyer shall first use their diligent good-faith efforts to resolve such dispute between themselves. If Seller and Buyer are unable to resolve any items in dispute within twenty (20) business days after delivery of the Dispute Notice, then such unresolved items in dispute shall be submitted to an independent nationally recognized accounting firm with no material relationship to any party hereto (such accounting firm shall be referred to as the "Arbitrator"). Within thirty (30) business days, the Arbitrator shall determine the remaining disputed items and report to Seller and

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Buyer in writing with respect to such items. The Arbitrator's decision shall be in writing and shall be final, conclusive and binding on all parties. A judgment on the determination made by the Arbitrator pursuant to this Section 2.4.3 may be entered into and enforced by any court of appropriate jurisdiction. The fees and expenses of the Arbitrator in connection with the resolution of disputes pursuant to this Section 2.4.3 shall be borne by Buyer if the Arbitrator concludes that the actual 2003 Adjusted Partnership EBITDA is greater than the amount set forth in the Statement of 2003 Partnership EBITDA, and otherwise by Seller.

                  2.4.4 Payment of Adjustment. Within five (5) business days following (i) the expiration of the ten (10) business day period for giving the Dispute Notice under Section 2.4.3, if no such Dispute Notice is given, or (ii) the resolution of any disputes pursuant to Section 2.4.3, the parties shall make any payment required under Section 2.4.2. Past-due amounts owing under this
Section 2.4 shall bear interest at a rate of ten percent (10%) per annum from the date payment is due until the date of payment.

         2.5      LLC Purchase Price Adjustment.

                  2.5.1 Calculation of 2003 LLC EBITDA. No later than February 28, 2004, Buyer shall deliver to Seller a calculation of the 2003 LLC EBITDA (the "Statement of 2003 LLC EBITDA"). Buyer and Seller agree that each of them will cooperate and assist in the preparation of the Statement of 2003 LLC EBITDA and in the conduct of the audits, reviews, inventories and inspections to be undertaken in connection therewith. The Statement of 2003 LLC EBITDA shall be accompanied by (i) a statement signed by the President or Chief Financial Officer of Buyer, setting forth the amount, if any, by which the 2003 LLC EBITDA is greater or less than the 2002 LLC EBITDA, and (ii) work papers setting forth the calculations showing the basis for the determination of such amount.

                  2.5.2 Amount of Adjustment. Subject to adjustment pursuant to the resolution of any disputes in accordance with Section 2.5.3, the LLC Purchase Price shall be finally adjusted as follows:

                        (i) if the amount equal to three hundred fifty percent (350%) of the sum of the 2002 LLC EBITDA, subject to any adjustment required pursuant to Section 2.6, and the 2003 LLC EBITDA is greater than the Initial LLC Purchase Price, Buyer shall pay Seller the amount of such difference by wire transfer of immediately available funds; and

                        (ii) if the amount equal to three hundred fifty percent (350%) of the sum of the 2002 LLC EBITDA, subject to any adjustment required pursuant to Section 2.6, and the 2003 LLC EBITDA is less than the Initial LLC Purchase Price, Seller shall pay Buyer the amount of such difference by wire transfer of immediately available funds;

provided, that in no event shall the aggregate payment by Buyer to Seller or by Seller to Buyer under this Section 2.5 and Section 2.4 exceed Twelve Million Dollars ($12,000,000).

                  2.5.3 Dispute of Statement of 2003 LLC EBITDA. In the event that Seller, in good faith, disputes the Statement of 2003 LLC EBITDA, Seller shall deliver to Buyer a Dispute Notice within ten (10) business days after delivery of the Statement of 2003 LLC EBITDA. In the event of such dispute, Seller and Buyer shall first use their diligent good-faith efforts to resolve

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such dispute between themselves. If Seller and Buyer are unable to resolve any items in dispute within twenty (20) business days after delivery of the Dispute Notice, then such unresolved items in dispute shall be submitted to the Arbitrator. Within thirty (30) business days, the Arbitrator shall determine the remaining disputed items and report to Seller and Buyer in writing with respect to such items. The Arbitrator's decision shall be in writing and shall be final, conclusive and binding on all parties. A judgment on the determination made by the Arbitrator pursuant to this Section 2.5.3 may be entered into and enforced by any court of appropriate jurisdiction. The fees and expenses of the Arbitrator in connection with the resolution of disputes pursuant to this
Section 2.5.3 shall be borne by Buyer if the Arbitrator concludes that the actual 2003 LLC EBITDA is greater than the amount set forth in the Statement of 2003 LLC EBITDA, and otherwise by Seller.

                  2.5.4 Payment of Adjustment. Within five (5) business days following (i) the expiration of the ten (10) business day period for giving the Dispute Notice under Section 2.5.3, if no such Dispute Notice is given, or (ii) the resolution of any disputes pursuant to Section 2.5.3, the parties shall make any payment required under Section 2.5.2. Past-due amounts owing under this
Section 2.5 shall bear interest at a rate of ten percent (10%) per annum from the date payment is due until the date of payment.

         2.6 Right to Terminate and Adjustments Based On Potential Environmental Liabilities. If Buyer identifies Potential Environmental Liabilities of more than Five Million Dollars ($5,000,000), Buyer shall so notify Seller and Buyer and Seller shall, on or before February 14, 2003, attempt to agree upon appropriate adjustments to the Company Purchase Price and LLC Purchase Price. In the absence of such mutual agreement, either Buyer or Seller may at any time on or before February 15, 2003 terminate this Agreement, and Seller must return any Earnest Money previously paid by Buyer within three days. Adjustments shall be made to the calculation of 2002 Adjusted Partnership EBITDA and 2002 LLC EBITDA to correct for accruals or changes in accruals (other than accruals of environmental liabilities for environmental conditions existing as of December 31, 2001) that (i) if known by any Seller Entity on or before December 31, 2002, would have been required to be recorded in a financial statement under generally accepted accounting principles consistently applied to make the Financial Statements or any of them not misleading or inaccurate and
(ii) are discovered by Buyer or Buyer's auditors or consultants in the course of its due-diligence review, have a magnitude of Twenty-Five Thousand Dollars ($25,000) or more and would have been required to be recorded in a financial statement under generally accepted accounting principles consistently applied.

         If in the course of its due diligence review Buyer identifies any Potential Environmental Liability (whether or not such liability would be required to be recorded in a financial statement under generally accepted accounting principles) but the condition in Section 8.6 is either satisfied or waived, (a) the LLC Purchase Price shall be reduced by the aggregate amount of Potential Environmental Liabilities at the LLC's Facilities, less (ii) the amount of any Third-Party Indemnification Obligations with respect to such liabilities, plus (iii) costs and expenses, including consulting and attorneys fees, Buyer reasonably expects to incur in collecting on such Third-Party Indemnification Obligations, and (b) the Company Purchase Price shall be reduced by: (i) fifty percent (50%) of the aggregate amount of Potential Environmental Liabilities at the Facilities of all other Seller Entities, less (ii) fifty percent (50%) of the amount of any Third-Party Indemnification Obligations with

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respect to such liabilities, plus (iii) costs and expenses, including consulting and attorneys fees, Buyer reasonably expects to incur in collecting on such Third-Party Indemnification Obligations; provided, however, that no Potential Environmental Liability at any Facility or related Third-Party Indemnification Obligations shall be included in the foregoing Purchase Price adjustments unless the aggregate amount of Potential Environmental Liabilities at that Facility exceed Twenty-Five Thousand Dollars ($25,000); and provided, further, that Seller shall bear the burden of proving the amount of any Third-Party Indemnification Obligations. Prior to the Closing Date, Buyer shall notify
Seller in writing of Buyer's estimate and description of the Potential Environmental Liabilities, net of the difference between any Third-Party Indemnification Obligations and reasonably expected costs and expenses of collecting on Third-Party Indemnification Obligations. In the event that Seller, in good faith, disputes Buyer's estimate of that amount, Seller shall notify Buyer in a writing setting forth in detail the items, amount, nature and basis of such dispute within ten (10) days of the receipt of Buyer's estimate. In the event of such dispute, Seller and Buyer shall first use their diligent good-faith efforts to resolve such dispute between themselves. If Seller and Buyer are unable to resolve any items in dispute within twenty (20) days of Seller's notice of dispute, then such unresolved items in dispute shall be submitted to an independent nationally recognized environmental consulting firm mutually selected by Seller and Buyer within ten (10) business days following the expiration of the twenty (20) day period, with no material relationship to any party hereto (such consulting firm shall be referred to as the "Environmental Dispute Arbitrator"). Each party shall submit to the Environmental Dispute Arbitrator and exchange with each other within twenty (20) days after the Environmental Dispute Arbitrator is selected a figure and supporting documentation representing such party's calculation of the Potential Environmental Liabilities, net of the difference between any Third-Party Indemnification Obligations and reasonably expected costs of collecting on Third-Party Indemnification Obligations, which documentation shall form the sole basis for the Environmental Dispute Arbitrator's decision. Within thirty (30) business days, the Environmental Dispute Arbitrator shall select one or the other of the two figures submitted. The Environmental Dispute Arbitrator's decision shall be final, conclusive and binding on all parties. A judgment on the determination made by the Environmental Dispute Arbitrator pursuant to this
Section 2.6 may be entered into and enforced by any court of appropriate jurisdiction. If the Closing occurs prior to resolution of the amount to be deducted from either the LLC Purchase Price or the Company Purchase Price pursuant to this Section 2.6, Buyer shall be entitled to withhold the amount of Buyer's estimate from the applicable Purchase Price pending resolution of the dispute. The parties agree that upon the later of the Closing and the resolution of any dispute regarding the amount, if any, to be deducted under this Section 2.6, Seller shall automatically be released from any and all liabilities to Buyer related to or arising from Potential Environmental Liabilities, except for liabilities arising from a breach of one or more representations or warranties contained in this Agreement.

         2.7 Employment Agreements. In addition to the payment of the Company Purchase Price specified above in Section 2.2 and the LLC Purchase Price specified above in Section 2.3, the Partnership shall hire Seller and Robert T. Reddy as President and Chief Financial Officer, respectively, in accordance with the terms of the Employment Agreements attached hereto as Exhibits B and C (the "Employment Agreements").

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3.       Closing.

         3.1 Closing. The closing of the transactions contemplated herein (the "Closing") shall be held at 10 a.m. local time on the Closing Date at the offices of Weintraub Genshlea Chediak Sproul, 400 Capitol Mall, Suite 1100, Sacramento, California, unless the parties otherwise agree. All transactions contemplated in this Agreement to occur on the Closing Date shall be deemed effective as of the Effective Date.

         3.2 Documents to Be Delivered. To effect the transfer referred to in Section 2.1 and the delivery of the consideration described in Sections 2.2 and 2.3, Seller, the Partnership, the Company and the LLC, on the one hand, and Buyer, on the other hand, shall, on the Closing Date, deliver the following:

                  3.2.1 Seller shall deliver to Buyer certificate(s) evidencing shares of the Stock, free and clear of any Encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank.

                  3.2.2 Seller shall deliver to Buyer the certificate(s), if any, evidencing the Interest, free and clear of any Encumbrances of any nature whatsoever, duly endorsed in blank for transfer.

                  3.2.3 Seller, the Company, the Partnership, the LLC and Buyer shall each deliver all documents required to be delivered pursuant to Sections 7 and 8.

                  3.2.4 Buyer shall deliver to Seller immediately available funds as provided in Sections 2.2 and 2.3.

         3.3 Form of Documents. All instruments and documents executed and delivered to Buyer pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Buyer. All instruments and documents executed and delivered to Seller pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Seller.

4. Representations and Warranties of Seller, the Partnership, the Company and the LLC. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller, the Partnership, the Company and the LLC hereby represent and warrant to Buyer that all of the statements contained in this Section 4 are correct and complete in all material respects as of the date of this Agreement and as of the Closing Date, except as set forth in the Disclosure Schedule.

         4.1 Ownership of all Stock; Capitalization. The Company is the sole corporate Seller Entity. The authorized capital of the Company consists of one hundred thousand (100,000) authorized shares of common stock, no par value, of which one thousand (1,000) shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, and which have not been issued in violation of any federal, state or other law or regulation pertaining to the issuance of securities, or in violation of any preemptive or similar rights granted pursuant to the Company's articles of incorporation or otherwise. Seller owns of record and beneficially all of the

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outstanding capital stock of the Company and all outstanding membership interests in the LLC, free and clear of all Encumbrances or limitations, including limitations affecting Seller's ability to vote or to transfer the Stock or the Interest to Buyer. There are no outstanding or authorized rights, options, warrants, convertible securities, rights of first refusal, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require any Seller Entity to issue shares of capital stock or ownership interests, or Seller to offer or sell the Stock or the Interest to anyone other than Buyer. There are no outstanding obligations of the Company or the LLC to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock or membership interests, respectively. At the Closing, Buyer will acquire good and marketable title to the Stock and the Interest, free and clear of all pledges, security interests, shareholders agreements, purchase arrangements, restrictions, redemption agreements, Encumbrances or limitations of whatever nature.

         4.2 Organization. Each Seller Entity is duly formed, validly existing and, as applicable, in good standing under the laws of the state in which it is organized, and has full power and authority to conduct its business as it is currently being conducted and to own and lease its properties and assets. Each Seller Entity is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership of its properties, except where the failure to so qualify would not have a Material Adverse Effect. Section 4.2 of the Disclosure Schedule contains a true and correct copy of the organizational documents for each Seller Entity.

         4.3 Authorization. Each of Seller, the Partnership, the Company and the LLC has all necessary power and authority to enter into this Agreement (and all other agreements, instruments and certificates executed and delivered in connection herewith) and to carry out their terms, and each has taken all action necessary to consummate the transactions contemplated hereby and to perform his or its respective obligations hereunder. Each of the Company, the Partnership and the LLC has taken all action necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Seller, the Partnership, the Company and the LLC and is a legal, valid and binding obligation of each of Seller, the Partnership, the Company and the LLC, enforceable against each of Seller, the Partnership, the Company and the LLC in accordance with the terms hereof.

         4.4 Subsidiaries. Except as set forth in section 4.4 of the Disclosure Schedule, none of the Seller Entities owns or controls any direct or indirect equity interest or participation in any corporation, partnership, limited liability company, trust or other business association, joint venture, subsidiary or other entity.

         4.5 Financial Statements. Seller has furnished the Financial Statements to Buyer. The Financial Statements (i) are complete and in accordance with the books and records of the Company, the Partnership, the LLC and the Subsidiaries, respectively; (ii) present fairly the financial position as of the dates indicated and the results of operations for the periods then ended of the Company, the Partnership, the LLC and the Subsidiaries, respectively, in all material respects; and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated except as expressly stated herein. Except as and to the extent reflected or reserved against in the Balance Sheets (including any notes thereto), no Seller Entity has, as of the dates of the Balance Sheets, any material liabilities or obligations (absolute or contingent) of a nature and amount required or customarily reflected in a balance sheet (or the notes thereto) prepared in accordance with generally accepted accounting principles consistently applied. The reserves, if any, reflected on the Balance Sheets are consistent with generally accepted accounting principles. The Statements of Income are complete, in all material respects, are in accordance with the books and records of the Seller Entities and present fairly the results of operations of the Seller Entities for the periods indicated.

         4.6      Absence of Certain Changes or Events. Except as set forth in section 4.6 of the Disclosure Schedule, since December 31, 2001, there has not been any:

                  4.6.1 Material Adverse Change or event, occurrence, development or state of circumstances or facts that could reasonably be expected to result in a Material Adverse Change;

                  4.6.2 (i) ten percent (10%) or greater increase in the compensation payable or to become payable by the Seller Entities to any of their officers, employees or agents (collectively, "Personnel"), other than for employees, officers and agents having annual compensation of less than Thirty-Five Thousand Dollars ($35,000) or as identified in section 4.6.2 of the Disclosure Schedule; (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any Personnel other than in the ordinary course of business or as identified in section 4.6.2 of the Disclosure Schedule; (iii) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to, other than in the ordinary course of business or as described in section 4.6.2 of the Disclosure Schedule; or (iv) employment agreement executed or amended;

                  4.6.3 addition to or modification of the employee benefit plans, arrangements or practices described in the Disclosure Schedule affecting Personnel, other than (i) contributions made for the period after September 30, 2002, in accordance with the normal practices of the Seller Entities or (ii) the extension of coverage to other Personnel who became eligible after December 31, 2001;

                  4.6.4 cancellation of any indebtedness or waiver of any rights of substantial value to any Seller Entity, whether or not in the ordinary course of business;

                  4.6.5 amendment, cancellation or termination of any Contract, license or other instrument to which any Seller Entity is a party;

                  4.6.6 purchase or other acquisition of property, sale, lease or other disposition of property, or expenditure, except in the ordinary course of business;

                  4.6.7 payment of any obligation of any Seller Entity other than in the ordinary course of business or pursuant to a Contract;

                  4.6.8 change in accounting methods, principles, estimates or practices by any Seller Entity;

                  4.6.9 revaluation by any Seller Entity of any of its assets, including, without limitation, writing off notes or accounts receivable, that has had, or reasonably could be expected to have, a Material Adverse Effect;

                  4.6.10 damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, business or prospects of any Seller Entity that has had, or reasonably could be expected to have, a Material Adverse Effect;

                  4.6.11 mortgage, pledge or other encumbrance, or consent to encumbrance, of any assets of the Seller Entities except in the ordinary course of business;

                  4.6.12 declaration, setting aside or payment of dividends or distributions for any capital stock of any Seller Entity, or redemption, purchase or other acquisition of any of the Seller Entities' equity securities, or payment by any Seller Entity to or for the account of its equity holders, other than in the ordinary course of business and consistent with past practices;

                  4.6.13 issuance by any of the Seller Entities of, or commitment of any of the Seller Entities to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

                  4.6.14 indebtedness incurred by a Seller Entity for borrowed money, or commitment to borrow money entered into by a Seller Entity, or loans made or agreed to be made by a Seller Entity, other than loans and advances consistent with past practices by the Partnership to any Seller Entity or by any Seller Entity to the Partnership or any other Seller Entity;

                  4.6.15 liabilities incurred by any of the Seller Entities that, either singly or in the aggregate, are material to the business, results of operations, financial conditions or prospects of the Seller Entities;

                  4.6.16 conduct of the business of the Seller Entities that is outside the ordinary course of business or not substantially in the manner that Seller Entities previously conducted their business;

                  4.6.17 payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Balance Sheets or incurred in the ordinary course of business and consistent with past practice since September 30, 2002;

                  4.6.18 oral or written agreement by any Seller Entity to do any of the foregoing;

                  4.6.19 change in the assets, liabilities, licenses, permits or franchises of any Seller Entity, or in any agreement to which any Seller Entity is a party or is bound, that has had or reasonably could be expected to have a Material Adverse Effect; or

                  4.6.20 other event or condition of any character that in any one case or in the aggregate has materially and adversely affected, or event or condition known to the Company, Seller, the Partnership or the LLC (other than matters of general public knowledge relating to general economic conditions or to the Company's, the Partnership's or the LLC's industry as a whole) that it is reasonable to expect will, in any one case or in the aggregate, materially and adversely affect the condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects of the Company, the Partnership or the LLC.

         4.7 Title to Assets, etc. Except as set forth in section 4.7 of the Disclosure Schedule, the Company, the Partnership, the LLC and the Subsidiaries have good and marketable fee simple title to the Tangible Personal Property. None of the Facilities or Tangible Personal Property (collectively, the "Assets") is subject to any Encumbrances or restrictions of any kind, other than (i) liens on the Balance Sheets, (ii) liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Financial Statements) or (iii) Encumbrances that do not materially detract from the value of the Assets as now used or materially interfere with any present or intended use of the Assets. The Seller Entities have in all material respects performed all the obligations required to be performed by them with respect to the Assets leased by them through the date hereof. The Seller Entities have properly exercised all options purported to have been exercised prior to the date hereof by any Seller Entity under the leases of the Facilities and recorded all liabilities that could become due under such leases or upon the termination of such leases.

         4.8      Condition of Tangible Assets.

                  4.8.1 Condition of Assets. The Tangible Personal Property has been maintained and operated in accordance with prudent industry practices, is in good operating condition and repair (except for ordinary wear and tear), is sufficient for the operation of the Seller Entities' businesses as currently conducted and, to the best of the knowledge of Seller and the Seller Entities, is in conformity with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental and motor vehicle safety standards, and occupational safety and health laws and regulations) relating thereto currently in effect. The Seller Entities enjoy peaceful and undisturbed possession of all of the Facilities. There are no pending or threatened condemnation proceedings relating to any of the Facilities. To the best of the knowledge of Seller and the Seller Entities, neither the operations of the Seller Entities on any of the Facilities nor any improvements on the Facilities violate any applicable building code, zoning requirement or other statute or ordinances. To the best of the knowledge of Seller and the Seller Entities, there are no material defects in the improvements to the Facilities (including, without limitation, in connection with the heating, ventilation, air conditioning, electrical, plumbing, telephone, mechanical and other building systems, exterior walls, roofs, windows and other structural elements and sewage disposal systems), and the improvements are substantially sound and in good working order and are in compliance with all applicable laws and codes. None of said improvements, equipment and other assets is subject to any commitment or other arrangement for their sale or use by any affiliate of the Seller Entities or third parties.

                  4.8.2 Governmental Regulation and Utilities. The Seller Entities have no knowledge of and are not subject to any pending or contemplated special assessments, condemnation, taking or other similar proceeding by any public authority against the Facilities, and there is no plan, study or effort by any governmental authority or agency or any provision of any ordinance or regulation that in any way prevents or unreasonably interferes with or would prevent or unreasonably interfere with the use or zoning of the Facilities. The Facilities have adequate water supply, storm and sanitary sewer facilities, telephone, gas, electrical connections, fire protection, drainage and means of ingress and egress to and from public highways that meet all requirements imposed by applicable law and as are necessary to the conduct of the business conducted at the Facilities for the foreseeable future. To the best of the knowledge of Seller and the Seller Entities, all streets and roads necessary for access to and full utilization of the Facilities, or any part thereof, have been built, completed, dedicated and accepted for maintenance and public use by the appropriate governmental authorities.

                  4.8.3 Property Liens; Other. To the best of the knowledge of Seller and the Seller Entities, none of the material structures on the Facilities encroaches upon real property of another person, and no structure of any other person substantially encroaches upon any of the Facilities. There are no developments affecting any of the Assets pending or, to the knowledge of Seller, the Company, the Partnership or the LLC, threatened that might materially detract from the value of the Assets, materially interfere with any present or intended use of any of the Assets or materially adversely affect the marketability of the Assets.

         4.9 Contracts and Commitments. Except as set forth in the Financial Statements or in section 4.9 of the Disclosure Schedule, no Seller Entity is a party to any written or oral:

                  4.9.1 commitment, contract, note, loan, evidence of indebtedness, purchase order or letter of credit involving any actual or potential obligation or liability on the part of such Seller Entity of more than Fifty Thousand Dollars ($50,000) individually or in the aggregate and not cancelable (without liability) within thirty (30) days;

                  4.9.2 lease of real property (section 4.9 of the Disclosure
Schedule indicates for each lease the term, annual rent and renewal options);

                  4.9.3 lease of personal property involving any annual expense in excess of Ten Thousand Dollars ($10,000) and not cancelable (without liability) within thirty (30) days (section 4.9 of the Disclosure Schedule indicates with respect to each lease listed on the Disclosure Schedule a general description of the leased items, term, annual rent and renewal options);

                  4.9.4 material contracts and commitments not otherwise described above or listed in the Disclosure Schedule (including purchase orders, franchise agreements and undertakings or commitments to any governmental or regulatory authority);

                  4.9.5 governmental or regulatory licenses or permits required to conduct the business of the Seller Entity as currently conducted;

                  4.9.6 contracts or agreements containing covenants limiting the freedom of the Seller Entities to engage in any line of business or compete with any person;

                  4.9.7 employment contracts, including, without limitation, contracts to employ executive officers and other contracts with officers or directors of the Seller Entities; or

                  4.9.8 agreement, license, permit or other instrument under which the Seller Entity has acquired or been granted, or sold or granted, a right to use any Proprietary Rights, as defined below.

No Seller Entity and, to the best knowledge of the Company, the Partnership, the LLC and Seller, no other party is in breach or violation of, or in default under, any of the Contracts or other instruments, obligations, evidences of indebtedness or commitments described in this Section 4.9.

         4.10 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate or conflict with any provision of the Articles of Incorporation, Bylaws, Partnership Agreement or other charter documents of any Seller Entity; (ii) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in a breach of the terms, conditions or provisions of, result in the loss of any benefit to any Seller Entity under or constitute a default under (whether by virtue of the application of a "change of control" provision or otherwise) any contract, agreement, indebtedness, lease, Encumbrance, commitment, license, franchise, permit, authorization or concession to which Seller or any Seller Entity is a party or by which the Assets are bound; (iii) violate any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award of any governmental authority applicable to any Seller Entity; or (iv) result in an imposition or creation of any Encumbrance, restriction or charge on the business or assets of any Seller Entity.

         4.11 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by any Seller Entity in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. The Seller Entities have made all registrations or filings with any governmental authority required for the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.12 Litigation. Except as set forth in the Disclosure Schedule, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation (collectively, "Actions") pending or, to the knowledge of Seller, the Partnership, the Company or the LLC, threatened or anticipated against, relating to or affecting (i) the Company, (ii) Seller, (iii) the Partnership,
(iv) any Subsidiary, (v) any benefit plan for Personnel or any fiduciary or administrator thereof or (vi) the transactions contemplated by this Agreement, that reasonably could be expected to result in payment of greater than Ten Thousand Dollars ($10,000) in damages by any Seller Entity. Neither Seller nor any Seller Entity is in violation of any applicable laws or regulations, other than violations that singly or in the aggregate do not, and, with the passage of time will not, have a Material Adverse Effect, and there are no unsatisfied judgments against Seller or any Seller Entity, or the business or activities of any Seller Entity. There is not a reasonable likelihood of an adverse determination of any pending Actions that would, individually or in the aggregate, have a Material Adverse Effect.

         4.13 Labor Matters. No Seller Entity is a party to any collective bargaining agreement or other agreement governing the wages, hours or terms of employment of its employees. Except as set forth in section 4.13 of the Disclosure Schedule, no Seller Entity has experienced any attempt by organized labor or its representatives to make it conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Seller Entity. To the best of the knowledge of Seller and the Seller Entities, the Seller Entities are in compliance with all applicable laws respecting employment practices and terms and conditions of employment and wages and hours and are not engaged in any unfair labor practice. There is no unfair-labor-practice charge or complaint against any Seller Entity, or representation petition respecting any Seller Entity's employees, pending before the National Labor Relations Board or any other governmental agency, and Seller, the Company, the Partnership and the LLC have no knowledge of any facts or information that would give rise thereto. There is no labor strike, slowdown, work stoppage or labor disturbance pending or threatened against any Seller Entity, nor is any grievance currently being asserted. No Seller Entity has experienced a work stoppage or other labor difficulty since the inception of its business.

         4.14 Liabilities. No Seller Entity has liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the Balance Sheets or (ii) liabilities incurred in the ordinary course of business and consistent with past practice since September 30, 2002.

         4.15 Compliance with Law. Each Seller Entity has at all relevant times conducted its business in compliance with its articles of incorporation, bylaws or other charter documents and, to the best of the knowledge of Seller and the Seller Entities, all applicable laws and regulations. No Seller Entity is in violation of any applicable laws or regulations, other than violations that singly or in the aggregate do not, and, with the passage of time will not, have a Material Adverse Effect. No Seller Entity is subject to any outstanding order, writ, injunction or decree that materially and adversely affects its business, results of operations, financial condition or prospects, and no Seller Entity has been charged with, or threatened with a charge of, a violation of any provision of federal, state or local law or regulation.

         4.16 Brokers. No Seller Entity has entered into or will enter into any agreement, arrangement or understanding with any person or firm that will result in the obligation of any Seller Entity or Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

         4.17 No Other Agreements to Sell the Assets. Neither Seller nor any Seller Entity has any legal obligation, absolute or contingent, to any other person or firm to sell the Assets, to sell any capital stock or to effect any merger, consolidation or other reorganization of any Seller Entity or to enter into any agreement with respect thereto.

         4.18 Proprietary Rights. All of the Seller Entities' registrations of trademarks, other marks and trade names, or other trade rights, patents and copyrights, and all applications related thereto, together with all other trademarks, other marks, trade names, other trade rights, trade secrets, designs, plans, specifications and other proprietary rights, whether or not registered (collectively, the "Proprietary Rights"), are listed in section 4.18 of the Disclosure Schedule. Each of the Proprietary Rights is owned by a Seller Entity (or used by a Seller Entity pursuant to a valid and effective license agreement) free and clear of all Encumbrances. To the best of the knowledge of Seller and the Seller Entities, the Seller Entities' use of the Proprietary Rights does not create any conflict with or infringe upon any rights of any other person, and no claims of conflict or infringement have been asserted against any of the Seller Entities, except as described in the Disclosure Schedule. Section 4.18 of the Disclosure Schedule also describes all agreements, licenses, permits and other instruments under which the Seller Entities have (i) acquired or been granted or (ii) sold or granted a right to use any Proprietary Rights, together with a brief description of such Proprietary Rights.

         4.19 Status of Contracts. Each of the Contracts is valid, binding and enforceable by the applicable Seller Entity in accordance with its terms and is in full force and effect. There is no existing default or violation by any Seller Entity under any Contract, and no event has occurred that (whether with or without notice, lapse of time or both) would constitute a default of any Seller Entity under any Contract. There is no pending or threatened proceeding that would interfere with the quiet enjoyment of any leasehold of which any Seller Entity is lessee or sublessee. All other parties to the Contracts have consented or, prior to the Closing, will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the applicable Seller Entity's rights or obligations under any Contract. Except as would not reasonably be expected to have a Material Adverse Effect on any Seller Entity, neither the Company, the Partnership, the LLC nor Seller is aware of any default by any other party to any Contract or of any event that (whether with or without notice, lapse of time or both) would constitute a default by any other party with respect to obligations of that party under any Contract, and, to the knowledge of the Company, the Partnership, the LLC and Seller, there are no facts indicating that any of the Contracts may be totally or partially terminated or suspended by the other parties. The Seller Entities are not party to, nor bound by, any contract or agreement that (i) except as would not reasonably be expected to have a Material Adverse Effect on any Seller Entity, the Company, the Partnership, the LLC or Seller can reasonably foresee will result in any loss to a Seller Entity upon the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential) or (ii) is not terminable by the applicable Seller Entity on sixty (60) or fewer days' notice at any time, without penalty.

         4.20     Employee Benefit Plans.

                  4.20.1 Section 4.20 of the Disclosure Schedule lists all pension, retirement, profit-sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability benefits and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) for current or former employees, established or maintained by the Seller Entities, and complete and accurate copies of all those plans or arrangements have been provided to Buyer.

                  4.20.2 The employee pension benefit plans (within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), established and maintained by the Seller Entities that are subject to ERISA ("ERISA Pension Plans") and the employee welfare benefit plans (within the meaning of section 3(1) of ERISA) ("ERISA Welfare Benefit Plans") are listed separately as ERISA Pension Plans and ERISA Welfare Benefit Plans on
section 4.20 of the Disclosure Schedule (together, the "ERISA Plans"). Except as would not reasonably be expected to have a Material Adverse Effect on any Seller Entity, the ERISA Plans comply in all respects with the applicable requirements of ERISA. Seller has received from the Internal Revenue Service a favorable determination for each of the ERISA Pension Plans and their related trusts that each of the ERISA Pension Plans is qualified under section 401(a) of the Code and the related trust is tax-exempt under section 501(a) of the Code. Except as would not reasonably be expected to have a Material Adverse Effect on any Seller Entity, there has been no event subsequent to that determination that has adversely affected the tax-qualified status of the ERISA Pension Plans or the exemption of the related trusts, other than changes in the Code that are not effective as of the Closing Date.

                  4.20.3 No "accumulated funding deficiency" as defined in
section 302(a)(2) of ERISA or section 412(a) of the Code exists, or has existed, with respect to any of the ERISA Pension Plans. The present value of all accrued benefits under each of the ERISA Pension Plans does not exceed the value of such plan's assets, less all liabilities other than those attributable to accrued benefits. Except as would not reasonably be expected to have a Material Adverse Effect on any Seller Entity, the Seller Entities have no actual or potential "withdrawal liability" as defined in section 4201 of ERISA or any other liability on withdrawal from participation with respect to a "multiemployer plan" as defined in section 37(A) of ERISA, and there are no impediments to the Seller Entities' withdrawing from participation in such a multiemployer plan. The Seller Entities do not participate in any "multiple-employer welfare arrangement" as defined in section 40(A) of ERISA or in any ERISA Pension Plan maintained by multiple employers that are not members of the same controlled group of businesses, except for any multiemployer plan described above.

                  4.20.4 Except as would not reasonably be expected to have a Material Adverse Effect on any Seller Entity, each ERISA Welfare Benefit Plan providing for health benefits is eligible for tax exclusion under sections 105 and 106 of the Code; each ERISA Welfare Benefit Plan providing life insurance is eligible for tax exclusion under section 79 of the Code; each ERISA Welfare Benefit Plan that is a cafeteria plan is eligible for tax exclusion under section 125 of the Code; each trust funding an ERISA Welfare Benefit Fund is tax-qualified under section 501(c)(9) of the Code; none of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in nonexempt "prohibited transactions," as such term is defined in section 406 of ERISA and Section 4975 of the Code; there are not and have not been any excess deferrals or excess contributions under any ERISA Pension Plan; there are not and have not been any taxable reversions of assets from any ERISA Plan; and each ERISA Plan is and has been operated and administered in conformance with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements.

                  4.20.5 The Seller Entities have no obligation of any kind (whether under the terms of the ERISA Plans or under any contract or understanding with any employees or with an employee individually) to make payments under, or to pay contributions to, any plan, agreement or other arrangement for deferred compensation, whether or not the arrangement is qualified for favorable tax treatment under section 401(a) or related provisions of the Code, including, without limitation, a single-employer tax-qualified retirement plan, a tax-qualified retirement plan of a controlled group of corporations, a multiemployer pension plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide health benefit or death benefit coverage to retirees.

         4.21 Transactions with Seller. Except as set forth in section 4.21 of the Disclosure Schedule, neither Seller nor any officer or director of any Seller Entity (i) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the Seller Entity's business, or (ii) is currently a party to any transactions with a Seller Entity, including, without limitation, any contract, agreement or other arrangement (A) providing for the furnishing of services by, (B) providing for the rental of real or personal property from or (C) otherwise requiring payments (other than for services as an employee of a Seller Entity) to such person (or any entity in which such person has an interest as a shareholder, officer, director, trustee or partner). The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from a Seller Entity to any of its shareholders, officers, directors or employees (or any entity owned or controlled by one or more of such persons).

         4.22     Tax Matters.

                  4.22.1 Returns. The Seller Entities have timely filed all federal, state, local, foreign and other returns, reports, information returns and declarations of estimated tax required to be filed by them with respect to Taxes (as defined in section 4.22.5 below), including, without limitation, returns or reports with respect to backup withholding and other payments to third parties (collectively, the "Returns"), and have timely paid all Taxes shown to be due on (or required to have been shown on) the Returns or otherwise required to be paid with respect to any period prior to the date of this Agreement. The Seller Entities are not and never have been part of an affiliated group of corporations that files consolidated tax returns pursuant to section 1501 of the Code or any similar provisions of state, local or foreign law. No extensions of time have been requested for Returns that have not been filed. The federal and state income tax Returns of the Seller Entities have been examined by the applicable taxing authorities, or the applicable statutory periods of limitation have expired, for all periods to and including those in section 4.22 of the Disclosure Schedule, and, except as set forth in section 4.22 of the Disclosure Schedule, the Seller Entities have not received any notice of audit and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Returns filed are complete and accurate in all material respects, and no additional Taxes are owed by the Seller Entities with respect to the periods covered by the Returns. The Seller Entities have disclosed on their federal income tax Returns all positions taken that could give rise to a substantial understatement penalty within the meaning of Code section 6662. The Seller Entities have provided Buyer with complete and accurate copies of the Company's federal and state income or franchise tax returns for 1998 through 2002.

                  4.22.2 Taxes Paid or Reserved. All deficiencies in Taxes asserted or assessments made by any taxing authority have been fully paid or finally settled. The reserves for Taxes reflected in the Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) are adequate for payment of Taxes with respect to the Seller Entities for the period ending on or before the date of the Financial Statements, and such reserves, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller Entities, will be adequate for payment of all unpaid Taxes for the period ending on or before the Closing Date. All reserves for Taxes are and will be determined in accordance with generally accepted U.S. accounting principles consistently applied. All Taxes that the Seller Entities have been required to collect or withhold have been withheld or collected and, to the extent required, have been or will be paid to the proper taxing authority. There are no liens on any of the assets of the Seller Entities with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Seller Entities are contesting in good faith and for which the Seller Entities have established adequate reserves.

                  4.22.3 Tax Attributes. Section 4.22 of the Disclosure Schedule contains an accurate and complete description of the following: all material elections with respect to Taxes affecting the Seller Entities; each Seller Entity's basis in its assets; the Seller Entities' current and accumulated earnings and profits; and the amounts of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution allocable to the Seller Entities. The Seller Entities have no net operating losses or other tax attributes currently subject to limitation under sections 382, 383 or 384 of the Code.

                  4.22.4 Miscellaneous. No Seller Entity is or has been a party to any tax-sharing agreement or has assumed the tax liability of any person pursuant to a contract. No Seller Entity is required to make any adjustments under section 481(a) of the Code by reason of a change in accounting method or otherwise. No Seller Entity is a party to a "safe harbor lease" within the meaning of section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. No Seller Entity has elected to be treated as a consenting corporation pursuant to section 341(f) of the Code. None of the assets of the Seller Entities (i) directly or indirectly secures any debt on which the interest is exempt from tax under section 103(a) of the Code or (ii) is "tax-exempt use property" as defined in section 168(h) of the Code. The Seller Entities have not participated in an "international boycott" as defined in section 999 of the Code. The Seller Entities have not made, are not obligated to make and are not party to any agreement that could obligate any of them to make any "excess parachute payments" as defined in section 280G of the Code. Each of the Seller Entities is a "United States person" as defined in section 7701(a)(30) of the Code. No Seller Entity is or has been (i) a "United States real property holding corporation" as defined in section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code or (ii) a "reporting corporation" as defined in section 6038A(a) of the Code.

                  4.22.5 Definition. "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, payroll, employment, unemployment, social security, workers' compensation, withholding, stamp, environmental, excise, property, sales, use and franchise taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties and additions.

         4.23 Employment Agreements and Compensation. Each of the employees of the Seller Entities is an "at-will" employee, and there are no written employment, commission or compensation agreements of any kind between the Seller Entities and any of their employees. Section 4.23 of the Disclosure Schedule lists all the Company's employment or supervisory manuals, employment or supervisory policies and written information generally provided to employees (such as applications or notices), and true and complete copies of those manuals, policies and written information have been provided to Buyer. The Company does not have any agreements or understandings with its employees, except as reflected in the items listed in section 4.23 of the Disclosure Schedule. Section 4.23 of the Disclosure Schedule contains a complete and accurate list of all directors, officers, employees and, to the extent they receive compensation greater than Ten Thousand Dollars ($10,000) from the Seller Entities, consultants of the Seller Entities as of November 1, 2002, specifying their names and job designations; the total amount paid or payable as compensation to each such person and the basis of such compensation, whether fixed or commission or a combination thereof; and accrued benefits for such persons as of November 1, 2002.

         4.24 Insurance. Section 4.24 of the Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, workers' compensation and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits and expiration dates and a general description of the type of coverage provided) maintained by the Seller Entities on their business, property or Personnel. All such policies are sufficient for compliance with all requirements of law and of all Contracts to which the Seller Entities are parties. No Seller Entity is in default under any of such policies or binders, and the Seller Entities have not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. To the best of the Company's, Seller's, the Partnership's and the LLC's knowledge, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims of greater than Ten Thousand Dollars ($10,000) or premiums (other than unpaid premiums for future periods, which premiums have been properly accounted for on the Financial Statements in accordance with generally accepted accounting principles consistently applied) under any such policies or binders, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies and binders provide sufficient coverage for the risks insured against; are valid, enforceable and in full force and effect; and shall be valid, enforceable and in full force and effect through the Closing Date. The Seller Entities have not been refused any insurance coverage, and no insurance coverage has been cancelled during the ten (10) years preceding the date of this Agreement.

         4.25 Receivables. The receivables of the Seller Entities (including accounts receivable, loans receivable and advances) reflected in the Financial Statements, and all accounts receivable arising since December 31, 2001, represent bona fide claims against debtors for sales, services performed or other charges arising in the ordinary course of business on or before the date hereof, and all the goods delivered and services performed that gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said receivable are not subject to any defenses, counterclaims or rights of setoff and shall be fully collected when due or, in the case of each account receivable, within thirty (30) days after it arose, without resort to litigation and without offset or counterclaim, except to the extent of normal allowance for doubtful accounts with respect to accounts receivable, consistent with the Company's prior practices, as reflected in the Financial Statements.

         4.26 Inventories. The values at which inventories (including any work in progress) are shown on the Balance Sheets have been determined in accordance with the normal valuation policies of the Seller Entities, consistently applied and in accordance with generally accepted accounting principles. The inventories (and items of inventory acquired or manufactured subsequent to November 30, 2002) consist only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value or for which adequate reserves have been provided, and the present quantities of all inventories are reasonable in the present circumstances of the Seller Entities' business.

         4.27 Purchase Commitments and Outstanding Bids. Except for the orders, contracts and commitments set forth in section 4.27 of the Disclosure Schedule, the aggregate of all contracts or commitments for the purchase of supplies (including, without limitation, materials generally used in the operation of the business) by any Seller Entity does not exceed Fifty Thousand Dollars ($50,000), all of which orders, contracts and commitments were made in the ordinary course of business. Seller, the Company, the Partnership and the LLC have no notice of any claims against the Seller Entities to return merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of any merchandise in the hands of customers under an understanding that such merchandise would be returnable. No outstanding purchase or outstanding lease commitment of any of the Seller Entities is currently in excess of the normal, ordinary and usual requirements of its business, was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in the Seller Entities' business. There is no outstanding bid, proposal, Contract or unfilled order of the Seller Entities that will or would, if accepted, have a Material Adverse Effect.

         4.28 Payments. Neither Seller nor any person or other entity has, directly or indirectly, on behalf of or with respect to any Seller Entity or its business or operations, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, which payment or delivery was illegal under any federal, state or local laws of the United States or any other country having jurisdiction; no Seller Entity has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers; and the Seller Entities have at all times done business in an open and ethical manner.

         4.29     Environmental Conditions.

                  4.29.1 Definitions.

                        (i) "Environmental Law" means any federal, state or local statute, regulation or ordinance pertaining to the environment or to the control, handling, treatment and disposal of Hazardous Substances as the same is in effect on the date of this Agreement (or enacted after the date of this Agreement) and as may be amended, modified or reinterpreted after the date of this Agreement, including, but not limited to, the Clean Air Act; the federal Water Pollution Control Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act ("RCRA"); the Toxic Substances Control Act; the Emergency Planning and Community Right to Know Act; the Occupational Safety and Health Act; and any regulations under those statutes.

                        (ii) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, pollutant, material or waste as defined, listed or regulated under any Environmental Law, and includes, without limitation, petroleum oil and its fractions.

                        (iii) "Contamination" (or "Contaminated") means the presence (actual or reasonably suspected) of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media or any structure or improvement, if any investigatory, remedial, removal, reporting or other response action is required or legally could be required by a governmental authority under any Environmental Law with respect to such presence or suspected presence of Hazardous Substances.

                  4.29.2 Environmental Conditions. Except as specifically described in section 4.29 of the Disclosure Schedule or as may not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any Seller Entity;

                        (i) Each Seller Entity is and has been in compliance with all applicable Environmental Laws, including, without limitation, the possession of all permits, licenses and authorizations required under applicable Environmental Laws (collectively, "Environmental Permits") and compliance with their terms and conditions. Each Seller Entity has made all reports and given all notices required by Environmental Laws. All Environmental Permits necessary for the operation of the business of the Seller Entities under Environmental Laws are listed in the Disclosure Schedule;

                        (ii) No civil, criminal or administrative suit, claim, action or proceeding is pending, and no Seller Entity is aware of any pending investigation under any Environmental Law relating to any operations, property or facility owned, operated or leased, or previously owned, operated or leased, by such Seller Entity or by any predecessor of such Seller Entity, or relating to any location at or to which Seller or any predecessor company has disposed of, transported or arranged for the disposal of Hazardous Substances. There are no outstanding orders, judgments or decrees of any court or of any governmental agency or instrumentality under any Environmental Law that specifically apply to Seller or any of Seller's assets or operations;

                        (iii) No Seller Entity has received from any governmental entity or any other person notice that such Seller Entity has been named or may be named as a responsible or potentially responsible party under any Environmental Law for any site contaminated by Hazardous Substances, nor has any Seller Entity received a request for information about any such site;

                        (iv) No portion of any property currently owned, leased or occupied by the Seller Entities is Contaminated, and no Contamination occurred during the Seller Entities', or, to the best of the knowledge of Seller and the Seller Entities, any predecessor's of the Seller Entities, prior ownership, lease or occupancy of other property;

                        (v) The Seller Entities are not liable under the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state or federal Environmental Law for investigation, remediation, removal or other response costs; natural-resources damages; or other claims (including administrative orders) arising out of the release or threatened release of any Hazardous Substance;

                        (vi) No Seller Entity has assumed the liability of any other person or entity for, nor has any Seller Entity agreed to indemnify any other person or entity against, claims arising out of the release of Hazardous Substances into the environment or other claims under Environmental Laws;

                        (vii) During the past three (3) years, no governmental entity has issued any citation or notice of violation or noncompliance under any Environmental Law to the Seller Entities, except enforcement actions that have been finally resolved for damages, penalties and settlement payments totaling less than Five Thousand Dollars ($5,000);

                        (viii) The Seller Entities have not compromised or released any insurance policies, or waived any rights under insurance policies, that may provide coverage for liabilities under Environmental Laws or liabilities or damages otherwise arising out of the release of Hazardous Substances into the environment;

                        (ix) None of the buildings, structures, fixtures or equipment owned, leased or occupied by the Seller Entities contain any urea formaldehyde foam insulation, polychlorinated biphenyls in concentrations greater than fifty (50) parts per million (including in any electrical equipment), asbestos in concentrations greater than one percent (1%) by weight or any other Hazardous Substance that is prohibited or regulated when present in buildings, structures, fixtures or equipment;

                        (x) The Seller Entities do not own or operate any of the following, and none of the following are located on any property owned, leased or occupied by any Seller Entity or have been located on any property previously owned, leased or occupied by any Seller Entity or any predecessor of any Seller
Entity: (i) underground storage tank (whether or not in use or decommissioned and whether regulated or exempt from regulation); (ii) underground injection well as defined under any Environmental Law; (iii) surface impoundment or lagoon; (iv) landfill or any other land-based treatment, storage or disposal unit for any type of waste (whether closed or currently active); (v) hazardous-waste treatment, storage or disposal facility regulated under RCRA, as amended, or under any comparable Environmental Law; (vi) any waste management or process unit that would be, or might reasonably be construed as, a hazardous-waste treatment, storage or disposal facility but for an exception or exclusion under RCRA or any comparable Environmental Law; or (vii) any radioactive material for which a license or permit (including general permits and permits by rule) is required under any Environmental Law;

                        (xi) Each of Seller, the Company, the Partnership and the LLC has made available to Buyer true, complete and correct copies of any reports, studies, investigations, audits, analysis, tests and monitoring results in the possession of or initiated or prepared by the Seller Entities and pertaining to any environmental matter relating to the Seller Entities, their past or present operations or any property currently or previously owned, leased or occupied by the Seller Entities, including, without limitation, compliance with Environmental Laws, employee safety or Contamination; and

                        (xii) To the best of the knowledge of Seller and the Seller Entities, none of the Facilities is located on or near any area that is or may be considered a wetland under the federal Clean Water Act (33 USC ss. 1251, et seq.) or under any other Environmental Law.

         4.30 Warranties and Liability. Section 4.30 of the Disclosure Schedule contains the Seller Entities' standard forms of sales contract and product warranty. The Seller Entities have not undertaken any performance obligations or made any warranties or guarantees with respect to their products other than those disclosed in section 4.30 of the Disclosure Schedule, and the aggregate cost to the Seller Entities to comply with the terms of their sales contracts and warranties has not exceeded and will not exceed Fifty Thousand Dollars ($50,000) per year. The goods produced or sold by the Seller Entities
(i) are, and at all times have been, in compliance in all material respects with all applicable federal, state and local laws and regulations and (ii) are, and at all relevant times have been, fit for the ordinary purposes for which they are intended to be used and conform in all material respects to any promises or affirmations of fact made in the warranty or in connection with their sale, whether through advertising or otherwise. There are no rights of return or other agreements between any of the Seller Entities and any customer thereof that would cause any sales reflected in such Seller Entity's financial statements for the nine (9) month period ending September 30, 2002 to fail to qualify as sales in accordance with generally accepted accounting principles or such Seller Entity's revenue recognition policy as reflected in the Financial Statements. Sales to customers of the Seller Entities' goods are made with adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to contents and use. Since September 30, 2002, the Seller Entities have not recalled any goods sold, and there is no reasonable basis known to the Company, the Partnership, the LLC or Seller for any such recall on or after the Closing Date.

         4.31 Permits and Licenses. Section 4.31 of the Disclosure Schedule contains a complete and correct list of all governmental licenses, permits, franchises, easements and authorizations (collectively, "Permits") held by the Seller Entities. The Seller Entities hold, and at all times have held, all Permits necessary for the lawful conduct of their business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over them or any part of their operations, except where the failure to hold any Permit, singly or in the aggregate, either alone or with the giving of notice or the passage of time or both, would not have a Material Adverse Effect. The Seller Entities are in compliance with all the terms of each Permit, and no Seller Entity has received notice or has knowledge of any claim of material violation by any Seller Entity of any Permit. Complete and accurate copies of all Permits have been delivered to Buyer. All applicable governmental entities and agencies that have issued any Permits have consented or, prior to the Closing, will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement, without requiring modification of the Seller Entities' rights or obligations under such Permits.

         4.32 Undisclosed Liabilities. The Seller Entities do not have any liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due) that is not accrued, reserved against or disclosed in the Balance Sheets, other than liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Financial Statements, that individually or in the aggregate are not material to the Seller Entities.

         4.33 Bank Accounts. Section 4.33 of the Disclosure Schedule contains a complete and accurate list of all the banks or other financial institutions at which the Seller Entities maintain accounts or safe deposit boxes, together with numbers of such accounts and boxes and the names of the persons authorized to draw thereon or permitted access thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

         4.34 Records. The books of account, minute books, financial books, purchase and sale records, safety and compliance records, stock certificate books and stock transfer ledgers (collectively, the "Records") of the Seller Entities are complete and accurate in all material respects, and there have been no transactions involving the business of the Seller Entities that properly should have been set forth therein and have not been accurately so set forth. Complete and accurate copies of the Records have been made available to Buyer. The Seller Entities have no written or formal document-retention policy. All Seller Entities have retained all material Records since January 1, 1998, except as described in section 4.34 of the Disclosure Schedule. Seller, the Company, the Partnership and the LLC shall ensure that the Seller Entities retain all material Records through the Closing Date.

         4.35 Misstatements or Omissions. No representations or warranties by Seller, the Partnership, the Company or the LLC in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. To the best of the Company's, the Partnership's, the LLC's and Seller's knowledge, Seller, the Partnership, the Company and the LLC have disclosed all events, conditions and facts materially affecting the business, prospects and financial condition of the Seller Entities.

5. Representations, Warranties and Covenants of Buyer. As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller that all of the statements contained in this Section 5 are correct and complete in all material respects as of the Closing Date:

         5.1 Organization. Buyer is duly organized, validly existing and in good standing under the laws of the State of Oregon and has full corporate power and authority to conduct its business. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership of its properties, except where the failure to so qualify would not have a material adverse effect on Buyer. All of Buyer's issued and outstanding shares of common stock have been duly authorized and validly issued and are fully paid and nonassessable.

         5.2 Authorization. Buyer has all necessary authority to enter into this Agreement and has taken all necessary action to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms hereof.

         5.3 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         5.4 No Brokers. Neither Buyer nor any affiliate of Buyer has entered into or will enter into any agreement, arrangement or understanding with any person or firm that will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

         5.5 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of Buyer's Articles of Incorporation or Bylaws; (ii) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, encumbrance, commitment, license, franchise, permit, authorization or concession to which Buyer is a party; or (iii) to the best of Buyer's knowledge, a violation by Buyer of any statue, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award.

         5.6 Litigation. Except for the eComm Litigation, there is no Action pending or, to the knowledge of Buyer, threatened or anticipated against, related to or affecting (i) Buyer or (ii) the transactions contemplated by this Agreement. Buyer is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Buyer.

6. Covenants. Seller, the Company, the Partnership, the LLC and Buyer, as the case may be, covenant as follows:

         6.1 Maintenance of Business. During the period between the date this Agreement is executed and the Closing Date, the Company, the Partnership and the LLC shall each diligently carry on its business and the businesses of all other Seller Entities in the ordinary course of business and consistent with past practice.

         6.2 Release of Personal Guarantee. Section 6.2 of the Disclosure Schedule lists all obligations of the Seller Entities that Seller has personally guaranteed. Buyer will use its best efforts to obtain a full release of each of such personal guarantees. At the request of Buyer, Seller will use his reasonable best efforts to assist Buyer in obtaining said releases. In the event Seller or Buyer discovers at any time after the Closing that Seller has personally guaranteed any obligation of any Seller Entity, then Buyer shall use all reasonable efforts to obtain a full release of such personal guarantee, and Seller shall use his reasonable efforts to assist Buyer in obtaining said release.

         6.3 Certain Prohibited Transactions. From the date of this Agreement through the Closing Date, no Seller Entity shall, without the prior written consent of Buyer:

                  6.3.1 other than loans or advances by the Partnership to any Seller Entity or by any Seller Entity to the Partnership or to any other Seller Entity consistent with past practices, incur any indebtedness for borrowed money; assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, partnership, firm or corporation; or make any loans or advances to any individual, partnership, firm or corporation;

                  6.3.2 issue any shares of its capital stock, other equity interests or any other securities, or issue any securities convertible into shares of its capital stock or other equity interests, or into any other securities;

                  6.3.3 pay or incur any obligation to pay any dividend on its capital stock, or make or incur any obligation to make any distribution or redemption with respect to its capital stock or other equity interests, except in the ordinary course of business and consistent with past practice; provided, however, that no Seller Entity shall pay or incur any obligation to pay any dividend, or make any distribution or redemption, to Seller after the Effective Date;

                  6.3.4 make any change to its Articles of Incorporation, Bylaws, Partnership Agreement or other charter documents;

                  6.3.5 mortgage, pledge or otherwise encumber any of its properties or assets; sell, transfer or otherwise dispose of any of its properties or assets; or cancel, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and consistent with past practice;

                  6.3.6 except as set forth in section 6.3.6 of the Disclosure Schedule, make any investment greater than Twenty-Five Thousand Dollars ($25,000) of a capital nature by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation;

                  6.3.7 enter into or terminate any contract or agreement, or make any material change in any of its leases and contracts, other than in the ordinary course of business and consistent with past practice;

                  6.3.8 do any other act that would cause any representation or warranty of Seller, the Partnership, the LLC or the Company in this Agreement to be or become untrue in any material respect;

                  6.3.9 take any action described above in Section 4.6;

                  6.3.10 increase any admission prices charged to any Seller Entity's customers to greater than Two Dollars ($2.00) or increase parts prices charged to any Seller Entity's customers by more than seven percent (7%) in the aggregate; or

                  6.3.11 authorize or permit Seller to do any of the foregoing on behalf of or for the benefit of any Seller Entity.

         6.4 Investigation by Buyer. During the period between the date this Agreement is executed and the Closing Date, Seller, the Partnership, the LLC and the Company shall allow Buyer, during regular business hours and such other times as Buyer may agree upon with a Facility site manager, and through Buyer or Buyer's agents and Representatives, to make such investigation of the business, properties, books and records of the Seller Entities, and to conduct such examination of the condition of the Company, the LLC or the Partnership, as Buyer deems necessary or advisable to familiarize itself with such business, properties, books, records, condition and other matters, including, without limitation, such environmental studies and sampling as Buyer reasonably deems advisable to determine the environmental condition of the Facilities; to identify any facts, matters or conditions that Buyer may deem material; and to verify the representations and warranties of Seller, the Partnership, the LLC and the Company hereunder. The parties acknowledge that access to the leased

Facilities to conduct environmental sampling, testing and due diligence may be subject to the consent of the lessors of such Facilities. Seller, the Partnership, the Company and the LLC shall use best efforts to obtain such consents. If any such landlord fails to provide any such consent, Buyer shall have the right to terminate this Agreement and to prompt return of the Earnest Money, plus interest thereon, as set forth in Section 2.2.1. Buyer shall not contact customers or suppliers of the Company, the LLC or the Partnership to discuss this Agreement or the transactions contemplated hereby, without the consent of Seller, which consent shall not be unreasonably withheld or delayed; provided, however, that this restriction shall not preclude Buyer or Buyer's affiliates from contacting such customers or suppliers for matters unrelated to this Agreement or the transactions contemplated hereby.

         6.5 Consents and Best Efforts. Seller, the Partnership, the Company and the LLC will, as soon as possible, take all action required to obtain all consents, approvals and agreements of, and to give all notices and make any filings with, any third parties, including governmental authorities, necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of all of the Stock and the Interest. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use his or its best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties' obligations hereunder.

         6.6 Notification of Certain Matters. During the period between the date this Agreement is executed and the Closing Date, Seller, the Company, the Partnership and the LLC shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence or failure to occur of any event at any time from the date hereof to the Closing Date, which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of Seller, the Partnership, the Company, the LLC or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy any such failure or occurrence.

         6.7 Further Assurances. On and after the Closing Date, the parties hereto will take all appropriate action and execute all documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the provisions hereof and the transactions contemplated hereby, including, without limitation, putting Buyer in possession and operating control of the business of the Company, the Partnership and the LLC. The parties shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of tax returns filed after the Closing Date and any audit, litigation or other proceeding with respect to the Seller Entities and relating to any period before the Closing Date. Such cooperation shall include the retention and (upon another party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree to retain all books and records with respect to tax matters pertinent to the Seller Entities and relating to any taxable period beginning before the Closing Date, until the expiration of the statutory periods of limitation for the respective taxable periods.

         6.8 Operational Control. From the Closing Date through January 31, 2004, Buyer shall allow, and take all actions necessary to enable, Seller to exercise the same operational control over and management discretion concerning the Company, the Partnership and the LLC as exists on the date of this Agreement; provided, however, that Seller's right to exercise such operational control and management discretion under this Section 6.8 shall terminate automatically in the event of any termination of Seller's employment for cause, or any voluntary termination by Seller of his employment, under the Employment Agreement attached hereto as Exhibit B. Notwithstanding the foregoing, Buyer's consent, which shall not be unreasonably withheld or delayed, shall be required before Seller takes any of the following actions:

                  6.8.1 incurrence of indebtedness by any Seller Entity, other than indebtedness to any other Seller Entity or to trade creditors incurred in the ordinary course of such Seller Entity's business;

                  6.8.2 encumbrance of any property of any Seller Entity;

                  6.8.3 adoption of budgets for the Company, the Partnership or the LLC; incurrence by the Company, the Partnership or the LLC of any category of expense not authorized by a budget approved by Buyer, or change to an approved budget that will cause the aggregate amount of increased costs arising out of all changes not approved by Buyer to exceed budgeted expenses by ten percent (10%) or more in the aggregate; or failure to incur expenses and achieve revenues in amounts equal to ninety percent (90%) or more of budgeted expenses and revenues, respectively;

                  6.8.4 acquisition of any real property interest, including entry into any lease;

                  6.8.5 initiation or settlement of any claim in an amount greater than Ten Thousand Dollars ($10,000);

                  6.8.6 appointment of auditors or counsel for the Company, the Partnership or the LLC;

                  6.8.7 entry into any contract providing either for payment by the Company, the Partnership or the LLC, or for receipt by the Company or the Partnership of more than Fifty Thousand Dollars ($50,000) in the aggregate;

                  6.8.8 sale, lease, exchange, mortgage, pledge or other transfer or disposition of the property of a Seller Entity, other than sales of inventory in the ordinary course of business and sales of replaced equipment having a value individually of less than Fifty Thousand Dollars ($50,000);

                  6.8.9 any merger involving the Company, the Partnership or the LLC;

                  6.8.10 any change in the business of any Seller Entity;

                  6.8.11 any act in contravention of this Agreement;

                  6.8.12 any increase in admission prices charged to any Seller Entity's customers to greater than Two Dollars ($2.00) or increase in parts prices charged to any Seller Entity's customers by more than seven percent (7%) in the aggregate at any of the Facilities;

                  6.8.13 maintenance of inventory levels of the Seller Entities other than in accordance with the Seller Entities' past practices, including, without limitation, reducing to less than full the inventory levels of customer areas of the Facilities and bidding on cars or selling cars or scrap other than in accordance with the Seller Entities' past practices;

                  6.8.14 any election with respect to Taxes;

                  6.8.15 maintenance of Facilities and Assets other than in accordance with prudent industry practices and past practices of the Seller Entities;

                  6.8.16 make or cause to be made repairs of the Assets and any new equipment and facilities, other than in an expeditious manner and in accordance with prudent industry practice and the Seller Entities' past practice; or

                  6.8.17 hire or offer to hire any employee of any Seller Entity if such employee could reasonably be expected to earn salary of greater than $35,000 in the aggregate in any twelve-month period, or is or is intended to be a member of the management team hired in connection with any expansion of the business of the Company, the Partnership or the LLC.

6.9      Noncompetition and Nonsolicitation Agreement.

                  6.9.1 In consideration of Buyer's entering into this Agreement, the mutual promises, the transfer of the goodwill of the business, payment by Buyer to Seller of the amount set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller agrees that during the period from the Closing Date until the date that is five (5) years after January 31, 2004 or, if the Employment Agreement between Seller and the Partnership is extended, the date that is five
(5) years after the expiration of the extended term thereunder (the "Noncompetition Period"), he shall not directly or indirectly own, finance, manage, operate, join, control, participate, assist, consult with, advise or be connected with as an officer, employee, director, partner, agent or otherwise (other than as the holder of up to one percent (1%) of the stock of any publicly traded company), in the operation of any business in the auto dismantling industry, the auto body purchasing and sales business or the ferrous or nonferrous scrap metal industry, any business relating thereto or any business that competes in any manner with Buyer or any of its subsidiaries, parents or affiliates or any of the Selling Entities anywhere in the United States. With regard to Seller's thirty percent (30%) ownership interest in American River Auto Wreckers and Seller's fifty percent (50%) ownership interest in land in Fort Worth, Texas, Seller may continue his ownership in said properties; however, all other aspects of this noncompetition provision will apply thereto, and Seller agrees, (i) to the maximum extent permitted by applicable law, to preclude the expansion of the business of American River Auto Wreckers into the self-service auto dismantling business during the Noncompetition Period and (ii) if and when a conditional use permit is obtained for the land in Fort Worth, to offer to Buyer the first right to lease such property for use as a self-service auto dismantling yard on terms reasonably agreed upon by Seller and Buyer, and if Buyer and Seller fail to reach agreement on such terms, the right to match for fourteen (14) calendar days the lease terms Seller agrees to with a third-party lessee.

                  6.9.2 Seller further covenants and agrees that during the Noncompetition Period he will not, whether for his own account or for the account of any other person or entity, directly or indirectly interfere with any Selling Entity's relationship with, or endeavor to divert or entice away from any Selling Entity or Buyer or any of its subsidiaries, parents or affiliates, any person or entity who or that, at any time during the term of Seller's prior affiliation with any of the Selling Entities, or with any of their subsidiaries, parents or affiliates, is or was an employee, consultant, contractor, vendor, supplier or customer of any Selling Entity or of Buyer, or of any of their subsidiaries, parents or affiliates.

                  6.9.3 Without prejudice to any and all rights of Buyer, an injunction is an effective and necessary remedy to protect the rights and property of Buyer as set forth herein and the rights and property of Buyer acquired in this Agreement, and all parties recognize and consent to Buyer's obtaining such an injunction to enforce the terms contained herein.

                  6.9.4 Seller acknowledges and agrees that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of Buyer's business and the businesses of the Selling Entities, and agrees that such limitations are reasonable with respect to Buyer's and the Selling Entities' current and planned business activities. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.9 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision; to delete specific words or phrases therefrom; or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and after the expiration of the time within which the judgment may be appealed, this Agreement shall be enforceable as so modified.

                  6.9.5 For the agreements and undertakings of Seller under this
Section 6.9, Buyer shall pay to Seller at Closing the aggregate sum of Five Hundred Thousand Dollars ($500,000).

7. Conditions to Seller's Obligations. Unless otherwise waived by Seller, the obligations of Seller to transfer the Stock and the Interest to Buyer on the Closing Date are subject, at the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

         7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by Buyer prior to or at the Closing Date. Buyer shall deliver to Seller a certificate (signed by a duly authorized officer of Buyer) to the foregoing effect.

         7.2 Consents. All consents, approvals and waivers from governmental authorities and other parties necessary to permit Seller to transfer the Stock and the Interest to Buyer as contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a Material Adverse Effect.

         7.3 Release of Personal Guarantee. Seller will have obtained a full release of the personal guarantees described in Section 6.2 of this Agreement or shall have been indemnified by Buyer for any liability under such personal guarantee, in a form of indemnity agreement reasonably satisfactory to Seller and his counsel.

         7.4 Certificates. Buyer shall furnish to Seller such certificates as may reasonably be requested by Seller.

         7.5 No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby and that could reasonably be expected to materially damage Seller if the transactions contemplated hereunder are consummated.

         7.6 Employment Agreements. The Partnership shall have executed the Employment Agreements.

8. Conditions to Buyer's Obligations. Unless otherwise waived by Buyer, the obligations of Buyer to purchase the Stock and the Interest as provided hereby are subject, at the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

         8.1 Representations, Warranties and Covenants. All representations and warranties of Seller, the Partnership, the LLC and the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Seller, the Partnership, the LLC and the Company shall have performed in all material respects all agreements and covenants required hereby to be performed by any of them prior to or at the Closing Date. There shall be delivered to Buyer a certificate (signed by Seller, the Partnership, the LLC and the President of the Company) to the foregoing effect.

         8.2 Consents. All consents, approvals and waivers from governmental authorities and other parties necessary to permit Seller to transfer the Stock and the Interest to Buyer as contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Buyer.

         8.3 No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby and that could reasonably be expected to materially and adversely affect the value of the Stock, the Interest or the business of any Seller Entity.

         8.4 Certificates. Seller, the Partnership, the LLC and the Company shall furnish Buyer with such certificates of Seller, the Company, the LLC, the Partnership and others to evidence compliance with the conditions set forth in this Section 8 as may be reasonably requested by Buyer.

         8.5 Organizational Documents. Buyer shall have received the corporate minute books, Articles of Incorporation, Bylaws and stock transfer books of the Company and the minute books, Articles of Organization and Operating Agreement of the LLC.

         8.6 Completion of Due-Diligence Review. Buyer shall complete its due-diligence review of the Seller Entities and shall not have identified Potential Environmental Liabilities of more than Five Million Dollars ($5,000,000).

         8.7 Estoppel Certificates. Seller shall have delivered to Buyer estoppel certificates from the landlords under the leases of the Facilities, in a form reasonably requested by Buyer.

         8.8 Employment Agreements. Seller and Robert T. Reddy shall have executed and delivered the Employment Agreements.

9.       Indemnification.

         9.1 Survival of Representations, etc. All statements contained in the Disclosure Schedule or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of each party hereto contained herein shall survive the Closing Date, without regard to any investigation made by any of the parties hereto, for a period of three (3) years.

         9.2 Indemnification. Seller shall indemnify and hold harmless Buyer and its affiliates, shareholders, officers, directors, employees, agents, successors and assigns (collectively "Buyer's Indemnified Persons") from, for or against any damage, claim, liability or expense, including, without limitation, interest, penalties and reasonable attorneys' fees (collectively "Damages"), arising out of a breach of any warranty, representation, covenant or agreement of Seller, the Partnership, the LLC or the Company contained in this Agreement, but only in an amount equal to Seller's percentage equity interest in the Seller Entities multiplied by the amount of Damages. To the extent that any of Buyer's Indemnified Persons is insured against any Damages, Seller shall not be obligated to provide indemnification, to the extent that insurance coverage exists and, pursuant to such coverage, an insurance company pays money toward any such Damages. If the Minority Interest Debt has not been paid in full on or before February 15, 2006, Seller shall pay Buyer an amount equal to fifty percent (50%) of the then outstanding Minority Interest Debt. Buyer hereby assigns to Seller, effective upon Buyer's payment of the amount required pursuant to the preceding sentence, Buyer's right to receive and collect fifty percent (50%) of any Minority Interest Debt outstanding after February 15, 2006.

         Buyer shall indemnify and hold Seller and his agents, heirs and assigns harmless from, for or against any Damages arising out of the breach of any warranty, representation, covenant or agreement of Buyer contained in this Agreement and from any Damages arising out of transactions entered into by the

Company, the LLC or the Partnership, or arising out of events relating to the Company, the LLC or the Partnership, occurring after the Closing Date. The term "Damages" as used in this Section 9 is not limited to matters asserted by third parties against Seller, the Partnership, the Company, the LLC or Buyer's Indemnified Persons, but includes Damages incurred or sustained by the Company, the Partnership, the LLC, Seller or Buyer in the absence of third-party claims. To the extent that Seller is insured against any Damages, Buyer shall not be obligated to provide indemnification to the extent that insurance coverage exists and, pursuant to such coverage, an insurance company pays money toward any such Damages.

         9.3 Indemnification Procedures. Upon Buyer's becoming aware of a fact, condition or event that constitutes a breach of any of the representations, warranties, covenants or agreements of Seller, the Partnership, the LLC or the Company contained herein, if a claim for Damages in respect thereof is to be made against Seller under this Section 9, Buyer will, within thirty (30) days of so becoming aware, notify Seller in writing of such fact, condition or event. If such notice is not provided within this thirty (30) day period, Seller shall remain obligated to provide indemnification but will be allowed to offset any Damages specifically caused by Buyer's failure to provide notice within this thirty (30) day period. If such fact, condition or event is the assertion of a claim by a third party, Seller will be entitled to participate in or take charge of the defense against such claim, provided that Seller and his counsel shall proceed with diligence and in good faith with respect thereto.

         Upon Seller's becoming aware of a fact, condition or event that constitutes a breach of any of the representations, warranties, covenants or agreements of Buyer contained herein, if a claim for Damages in respect thereof is to be made against Buyer under this Section 9, Seller will, within thirty
(30) days of so becoming aware notify Buyer in writing of such fact, condition or event. If such notice is not provided within the thirty (30) day period, Buyer shall remain obligated to provide indemnification but will be allowed to offset any Damages specifically caused by Seller's failure to provide notice within this thirty (30) day period. If such fact, condition or event is the assertion of a claim by a third party, Buyer will be entitled to participate in or take charge of the defense against such claim, provided that Buyer and its counsel shall proceed with diligence and in good faith with respect thereto.

         9.4 Holdback; Escrow. Buyer shall withhold Seven Million Dollars ($7,000,000) from the Company Purchase Price and Three Million Dollars ($3,000,000) from the LLC Purchase Price, as a fund to satisfy Seller's indemnification obligations under this Section 9, by placing such funds in an escrow account in accordance with the Escrow Agreement attached hereto as Exhibit D. If Buyer is entitled to receive any amount from Seller under this Agreement as an indemnification payment under this Section 9, without prejudice to the rights of Buyer to seek any recovery from and against Seller as provided hereunder, Buyer shall be entitled to recover all or any portion of such amount in accordance with the terms of the Escrow Agreement, to the extent of the cash or other property held in escrow thereunder. Buyer agrees not to make any "Claim" under the Escrow Agreement (as defined therein) other than upon satisfaction of the other conditions set forth in this Section 9. Claims under the Escrow Agreement shall bear interest from the date on which the Claim is asserted until paid (i) at the rate of interest, if any, earned on funds held under the Escrow Agreement or (ii) if no interest is being earned on such funds, at the rate of four percent (4%) per annum.

         9.5 Limitations. Notwithstanding any provision of this Agreement to the contrary, Seller shall not have any obligation to indemnify Buyer for Damages suffered as a result of the breach of a representation or warranty contained in Section 4.12 or Section 4.29 until such Damages exceed the reserves therefor on the Financial Statements by more than One Hundred Thousand Dollars ($100,000) for each section, as such amounts are currently reserved on the Partnership's Financial Statements, whereupon Buyer shall be entitled to indemnification hereunder for the aggregate amount of all Damages suffered by Buyer's Indemnified Persons in excess of the amounts reserved therefor on the Financial Statements (subject only to the limitation described in the following sentence). Further, Buyer shall not assert any claim for indemnification hereunder against Seller with respect to any breach or violation of any representation or warranty in this Agreement or any covenant or agreement to be performed by Seller on or before the Closing Date, until such time as the aggregate amount of all claims Buyer may have against Seller, whether individually or collectively, shall exceed One Hundred Thousand Dollars ($100,000), whereupon Buyer shall be entitled to indemnification hereunder for the aggregate amount of all Damages suffered by Buyer's Indemnified Persons (subject only to the limitation described in the preceding sentence).

10.      Miscellaneous.

         10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date (i) by mutual written agreement of Seller and Buyer;
(ii) by Buyer (provided that Buyer is not in material breach of this Agreement) if there has been a material breach by Seller, the Partnership, the LLC or the Company of any representation, warranty, covenant or agreement, which breach he or it fails to cure within ten (10) business days after notice thereof is given by Buyer in accordance with the terms of Section 9.3; (iii) by Seller (provided that Seller, the Company, the LLC and the Partnership are not in material breach of this Agreement) if there has been a material breach by Buyer of any representation, warranty, covenant or agreement, which breach it fails to cure within ten (10) business days after notice thereof is given by Seller in accordance with the terms of Section 9.3; (iv) by Seller or Buyer if the transactions contemplated by this Agreement are not closed by February 15, 2003, other than due to breach of this Agreement by any party; (v) by Buyer, as provided in Section 6.4; or (vi) by Buyer or Seller, as provided in Section 2.6.

         10.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Buyer, or by Buyer without the prior written consent of Seller, except that (i) Buyer may, without such consent, assign the right to acquire the Stock and the Interest, or either of them, to a parent or wholly owned subsidiary or subsidiaries of Buyer; provided, however, that Buyer shall continue to be a party to this Agreement and to be bound by the provisions hereof, and (ii) Seller shall have the right to assign the right to receive proceeds from the Stock and the Interest, or either of them, without obtaining the consent of Buyer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

         10.3 Notices. All notices required or permitted to be given under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid, with return receipt requested; by private courier, prepaid; by telex, facsimile or other telecommunication device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed, with a return receipt requested. Couriered notices shall be deemed delivered when delivered as addressed or, if the addressee refuses delivery, when delivery is refused. Faxed or telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes his or its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the following addresses:

         If to Buyer:               Norprop, Inc.
                                    Attn: Ilene Dobrow Davidson
                                    3200 NW Yeon Avenue
                                    PO Box 10047
                                    Portland, OR  97296-0047
                                    Facsimile No. (503) 299-2277

         If to the Company:         Pick and Pull Auto Dismantling, Inc.
                                    Attn:  President
                                    1165 Investment Boulevard
                                    El Dorado Hills, CA  95762
                                    Facsimile No. (916) 939-2130

         If to the Partnership:     Pick-N-Pull Auto Dismantlers
                                    7590 Stockton Boulevard
                                    Sacramento, CA  95823
                                    Facsimile No. (916) 682-6220

         If to the LLC:             Pick-N-Pull Auto Dismantlers, Stockton, LLC
                                    7590 Stockton Boulevard
                                    Sacramento, CA  95823
                                    Facsimile No. (916) 682-6220

         If to Seller:              Bob Spence
                                    1165 Investment Boulevard
                                    El Dorado Hills, CA  95762
                                    Facsimile No. (916) 939-2130

                                    With a copy to:
                                    Gary L. Bradus
                                    Weintraub Genshlea Chediak Sproul
                                    400 Capitol Mall, Suite 1100
                                    Sacramento, CA 95814
                                    Facsimile No. (916) 446-1611

         10.4 Governing Law; Jurisdiction and Venue. The construction and performance of this Agreement will be governed by the laws of the State of Oregon, including, without limitation, the choice-of-law provisions thereof. The exclusive jurisdiction and venue for any legal action or arbitration under this Agreement shall be Multnomah County, Oregon.

         10.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties. No supplement to, modification of or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly so provided in such waiver.

         10.6 Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile transmission by one party to another party of an executed signature page of this Agreement shall be deemed to constitute due execution and delivery of this Agreement by such party.

         10.7 Invalidity. If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         10.8 Headings. The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         10.9 Expenses. Each party will be liable for his or its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

         10.10 Publicity. No party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior written approval of the other party, or as set forth in Section 10.11. The parties acknowledge that it is the intent of the corporate parent of Buyer to issue a press release upon execution of this Agreement and to issue additional disclosure and file this Agreement as an exhibit on Form 8-K upon the Closing.

         10.11 Confidential Information. The parties acknowledge that the transactions described herein are of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transactions as provided in Section 10.10. No party to this Agreement shall make any public disclosure of the specific terms of this Agreement, except as required by law or as required by Buyer's corporate parent to comply with such parent's disclosure policies and laws and regulations applicable to publicly held companies. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that he or it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate, use or

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
share such information, except to share it with advisors, consultants and affiliates in connection with the transactions contemplated hereby. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now or hereafter disclosed, through no act or omission of such party, in any manner making such information available to the general public.

         10.12 Attorneys' Fees. If any lawsuit, action, arbitration (other than arbitration pursuant to Sections 2.4.3, 2.5.3 or 2.6) or other proceeding is brought by any party to interpret or enforce this Agreement, the prevailing party shall be entitled to recover attorneys' fees and costs, in addition to any other recovery or remedy the prevailing party is entitled to recover; provided, however, that if litigation or arbitration is commenced by any party to enforce this Agreement, Buyer shall, irrespective of the outcome of any such litigation or arbitration, reimburse Seller for the reasonable travel costs (lodging, transportation and meals) incurred by Seller and his counsel to travel to Oregon in connection with such litigation or arbitration.

         10.13    Sales to Schnitzer Steel.

                  10.13.1 From the Closing Date through December 31, 2003, the parties agree that Schnitzer Steel shall have a right of first refusal, under the same terms as it now enjoys under its arrangements with the Partnership, to purchase all auto bodies the Partnership or its subsidiaries and affiliates or the LLC desires to sell, but at a price payable by Schnitzer Steel to the Partnership or the LLC for such auto bodies as follows: The all in net ton (equal to two thousand (2,000) pounds) price paid by Schnitzer Steel to the Partnership or the LLC will vary monthly and will be based upon the export price per long ton (equal to two thousand two hundred and forty (2,240) pounds) received from third parties other than the Company or the LLC FOB Schnitzer Steel's Oakland facility ("Schnitzer Oakland") less Forty-Four Dollars ($44), but in any event, the all in price per net ton paid by Schnitzer Steel to the Partnership or to the LLC in any calendar month shall be at least Ten Dollars ($10) more than the average price per net ton paid by Schnitzer Steel FOB Schnitzer Oakland during such month to third parties for auto bodies. Schnitzer Steel's export price FOB Schnitzer Oakland is the average gross contracted price earned by Schnitzer Oakland for all shredded ferrous export cargoes shipped during the immediately preceding month (or last month in which Schnitzer Steel shipped an export cargo), less costs incurred in connection with (i) ship loading costs including direct labor paid to employees and third parties, equipment maintenance, depreciation and rental costs for equipment used in the loading process, stevedoring costs and draft survey costs; (ii) adjustments, commissions and payments to customers to settle claims associated with shredded ferrous product shipments that occurred between the Closing Date and December 31, 2003; and (iii) freight costs paid by Schnitzer Oakland to deliver the product to the customer, inclusive of damage and other claims incurred in connection with the loading of the shredded ferrous cargo; in each case, as determined in accordance with generally accepted accounting principles consistently applied.

                  10.13.2 Schnitzer Steel shall have the same rights to bid on other ferrous or nonferrous scrap to be sold by the Partnership or the LLC, and to purchase any such scrap, as it now enjoys under its arrangements with the Partnership.

                  10.13.3 Schnitzer Steel shall provide Seller with appropriate documentation supporting Schnitzer Steel's computation of the pricing described in Section 10.13.1 and shall provide Seller with the right to review and audit Schnitzer Steel's records relating to Schnitzer Oakland's FOB export price per long ton and the purchase price paid by Schnitzer Oakland to third parties for auto bodies during each month of calendar year 2003.

                  10.13.4 In the event that Schnitzer Steel declines to exercise its right of first refusal to purchase any auto bodies, as described in Section 10.13.1, and any Seller Entity desires to sell any of such auto bodies to any third party for a price that is less than the price that Schnitzer Steel would have paid had it purchased the subject auto bodies and paid the price described in section 10.13.1, then prior to such sale the applicable Seller Entity shall give Schnitzer Steel not less than one business day's prior written notice (the "Sale Notice") describing the number and weight of auto bodies to be sold and the price at which they will be sold, accompanied by the third party's purchase order or other offer documentation, and Schnitzer Steel shall have the right to purchase the auto bodies that are the subject of the Sale Notice at the price described in the Sale Notice plus a premium equal to one half of the difference between the per ton price specified in the Sale Notice and the per ton price that would have been payable by Schnitzer Steel had it purchased the subject auto bodies at the pricing set forth in Section 10.13.1.

                  10.13.5 Seller shall provide Schnitzer Steel with appropriate documentation supporting the applicable Selling Entity's computation of the pricing described in Section 10.13.4 and shall provide Schnitzer Steel with the right to review and audit the records relating to offers and sales to third parties of auto bodies during each month of calendar year 2003.

         10.14 eComm Litigation. From and after the Closing Date, Seller shall be responsible for one-half of the legal fees and expenses of the Partnership in the eComm Litigation, any settlement or judgment against the Partnership in the eComm Litigation, three and one-half (3.5) times the amount of any license fees or royalties that may be required to be paid on an ongoing basis for the use by the Seller Entities (other than the LLC) of the software that is the subject of the eComm Litigation and seven (7) times the amount of any license fees or royalties that may be required to be paid on an ongoing basis for the use by the LLC of the software that is the subject of the eComm Litigation. Seller shall also be entitled to one-half of any recovery by the Partnership in the eComm Litigation. The parties agree that Buyer shall have the right actively to participate in the direction of the litigation.

         10.15    Arbitration. Any dispute (other than as described in Section
2.6 above and as permitted by applicable law) arising out of or relating to this Agreement shall be submitted and settled exclusively by confidential arbitration; provided that nothing herein shall prevent a party from resort to a court of competent jurisdiction in those instances where injunctive relief may be appropriate. Except as provided in Sections 2.4.3, 2.5.3 and 2.6 or other applicable provisions of this Agreement, such arbitration shall be conducted in accordance with the provisions of this Section 10.15.

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
         Any party to this Agreement may commence an arbitration by serving a written demand for arbitration on the other parties. The parties waive any requirement that service of a demand for arbitration be personal or by certified or registered mail, and consent to service by any reasonable method, including without limitation, facsimile or U.S. mail. Such arbitration shall be before a single mutually acceptable arbitrator. If the parties to the dispute cannot reach agreement on an arbitrator within ten (10) days of service of a demand for arbitration, either party may apply to the Multnomah County Circuit Court for the appointment of an arbitrator as provided by Oregon law.

         Venue for the arbitration hearing shall be exclusively in Multnomah County, Oregon and the Multnomah County Circuit Court shall have exclusive jurisdiction of any judicial proceeding commenced in connection with any dispute, including without limitation, any action to compel or abate arbitration, appoint an arbitrator, or confirm an arbitration award. The parties specifically waive any and all objections to jurisdiction in the Multnomah County Circuit Court.

         Except as otherwise provided in this Agreement, the Oregon Rules of Civil Procedure shall control discovery in any arbitration proceeding.

         Without the consent of the parties, no party may take more than three
(3) depositions and each deposition shall be limited to no more than four (4) hours in length. Depositions shall be conducted in Portland, Oregon and Buyer shall bear the expense, if any, incurred in making the witness available in Portland, Oregon.

         Absent the agreement of the parties and order of the arbitrator, the arbitration hearing shall be concluded within one hundred twenty (120) days of the selection or judicial appointment of the arbitrator. The arbitrator's decision must be in writing and include a statement specifying in reasonable detail the basis for and computation of the amount of the award, if any, and shall be issued no later than ten (10) business days following the conclusion of the arbitration hearing. As part of the arbitrator's award, the arbitrator shall award attorneys fees and costs to the prevailing party as set forth in Section
10.12. The arbitration award shall be final and binding and shall not be reviewable in any court on any grounds except corruption, fraud or undue means of a party or for evident partiality or corruption of the arbitrator. The parties hereto intend to eliminate all other court review of the award and the arbitration proceedings. Except as necessary in a judicial proceeding allowable under this Section 10.15, all matters relating to any arbitration shall be confidential, including without limitation the existence and subject of the arbitration. This Section 10.15 shall survive any termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

Company:                                        Buyer:

PICK AND PULL AUTO DISMANTLING,                 NORPROP, INC.,
INC., a California corporation                  an Oregon corporation

By: /S/ Bob Spence                              By: /S/ Robert Philip
    --------------------------                      ----------------------------
Its: CEO                                        Its: President
    --------------------------                       ---------------------------


                                                As to Section 10.13 only
                                                Schnitzer Steel Industries, Inc.

                                                By: /S/ Robert Philip
                                                    ----------------------------
                                                Its: President and Chief
                                                     Executive Officer
                                                     ---------------------------
Partnership:

PICK-N-PULL AUTO DISMANTLERS,
a California general partnership                Seller:

By:  Pick and Pull Auto Dismantling, Inc.
Its: General Partner                            /S/
                                                --------------------------------
                                                           (Bob Spence)
By: /S/
    --------------------------
     (Bob Spence, President)



LLC:

PICK-N-PULL AUTO DISMANTLERS,
STOCKTON, LLC,
a California limited liability company


By: /S/
    --------------------------
     (Bob Spence, Member)